Execution

CREDIT AND SECURITY AGREEMENT

dated as of July 13, 2012

by and among

EMERICHIP WALLA WALLA LLC,

as Borrower

and

MIDCAP FUNDING VIII, LLC,

as Administrative Agent and as a Lender

and

THE ADDITIONAL LENDERS

FROM TIME TO TIME PARTY HERETO

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CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of July 13, 2012 by and between EMERICHIP WALLA WALLA LLC, a Delaware limited liability company, and any additional borrower that may hereafter be added to this Agreement (each individually as a “Borrower” and collectively as “Borrowers”), MIDCAP FUNDING VIII, LLC, a Delaware limited liability company, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

Borrowers have requested that Lenders make available to Borrowers the financing facilities as described herein.  Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:

ARTICLE 1 – DEFINITIONS

Section 1.1 Certain Defined Terms.  The following terms have the following meanings:

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), rights, remedies, guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Affiliate” means with respect to any Person (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles).  As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote twenty-five percent (25%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary in this definition, with respect to Borrower, any Guarantor and any Principal, the term “Affiliate” shall exclude Daniel R. Baty and Columbia Pacific Management, Inc., a Washington corporation.

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“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 13, and the successors and assigns of MCF in such capacity.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means 5.85%.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statutes thereto.

“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (Eastern time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means a per annum rate of interest equal to the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b)  owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c)  with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d)  that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e)  that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Borrower” and “Borrowers” mean the entity(ies) described in the first paragraph of this Agreement and each of their successors and permitted assigns.  As of the Closing Date, there is one Borrower.

“Borrower Representative” means (a) at all times during which there is only one Borrower, the Borrower, and (b) at all times during which there are two or more Borrowers, any one Borrower which shall be designated as the Borrower Representative in accordance with the provisions of Section 2.8, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, D.C. and New York City are authorized by law to close.

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“Capital Replacement Reserve” has the meaning set forth in Section 2.4(d).

“Casualty Proceeds” has the meaning set forth in Section 9.3(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Control” means any of the following:  (a) any change in the legal or beneficial ownership of the capital stock, partnership interests or membership interests, or in the capital structure, organizational documents or governing documents, of any Borrower; (b) any pledge, assignment or hypothecation of or Lien or encumbrance on any of the legal or beneficial equity interests in any Borrower; (c) any change in the legal or beneficial ownership or control of the outstanding voting equity interests of any Credit Party necessary at all times to elect a majority of the board of directors (or similar governing body) of each such Person and to direct the management policies and decisions of such Person; (d) the applicable Person shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of each Subsidiary of such Person; (e) any “Change of Control”, “Change in Control”, or terms of similar import under any Operative Document; (f) any sale, transfer, lease (other than a Lease approved by Agent), conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation (other than Permitted Liens) or other disposition of (i) all or any portion of any Project or any material portion of any other Collateral, or (ii) all or any portion of the Borrower’s right, title and interest (legal or equitable) in and to the Projects or any portion of any other Collateral; and (g) if Principal fails to continue to exercise control over (i) the day to day management and operation of Borrowers’ business or the Projects, and (ii) all material business decisions (including a sale or refinance) for Borrower during the term of the Loan.

“Closing Date” means the date of this Agreement.

“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), and any successor Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the Personal Property described in Article 10 of this Agreement.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means three (3) years from the Closing Date, subject to extension pursuant to the terms of Section 2.1(c).

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person:  (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn

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 portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase  or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of any group of companies and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Credit Exposure” means, at any time, any portion of the Loan Commitment or any Obligations remains unpaid or outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim with respect thereto.

“Credit Party” means any Guarantor and Borrower; and “Credit Parties” means all such Persons, collectively.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (i) all Debt of others Guaranteed by such Person; (j) off-balance sheet liabilities and/or pension plan liabilities; (k) obligations arising under non-compete agreements; and (l) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business.  Without duplication of any of the foregoing, Debt of Borrowers shall include the Loan.

“Debt Service” means all debt service (principal, interest and recurring charges or fees) due and payable by Borrowers under this Agreement.

“Debt Yield Percentage” has the meaning set forth in Section 6.1.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

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“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.

“Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries, compensation or other fees or payments to an Affiliate of a Borrower, (d) any lease or rental payments to an Affiliate of a Borrower, or (e) repayments of Debt held by any Person holding an equity interest in a Borrower or an Affiliate of a Borrower, unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness.

“Dollars” or “$” means the lawful currency of the United States of America.

 “Environmental Assessments” means the environmental site assessments delivered to Agent prior to the Closing Date.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower or the Project and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of any Borrower or any other Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at

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any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 11.1.

“Excess Cash Flow” means Net Operating Income for the Projects for the applicable measurement period, less all amounts payable in respect of Debt Service.

 “Fee Letter” means that certain letter agreement between Agent and Borrower relating to fees payable to Agent, for its own account, in connection with the execution of this Agreement.

“FF&E” means personal property delivered upon, attached to, used or required to be used in connection with the operation of any Project.

“Financing Documents” means this Agreement, any Notes, the Security Documents, any fee letter among MCF and any of the Borrowers relating to the transactions contemplated hereby, any subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Garrison Creek Lodge Project” means the assisted living facility located at 1460 Dalles Military Road, Walla Walla, Washington containing 80 licensed units and commonly known as the Emeritus at Garrison Creek Lodge.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and the term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Principal and any other Person that has executed or delivered, or shall in the future executes or delivers, any Guarantee of any portion of the Obligations.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Project is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now

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or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including:  (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting.

“Healthcare Permit” means a Permit (a) issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Affiliates or necessary in the possession, ownership, marketing, promoting, sale, furnishing, distribution or delivery of goods or services under Healthcare Laws, (b) issued by any Person from which any Borrower or Operator has, as of the Closing Date, received an accreditation, and/or (c) issued or required under Healthcare Laws applicable to the ownership, leasing and/or operation of a Project.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliant” means that the applicable Person is in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and is not and could not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect such Person’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by such Person of the provisions of HIPAA.

“Indemnitees” has the meaning set forth in Section 14.15(c).

“Insurance Premiums” has the meaning set forth in Section 2.4(c).

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“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

 “Inventory” means “inventory” as defined in Article 9 of the UCC.

“JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance.  “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.

“Leases” means the singular or collective reference to leases, subleases or other arrangements for occupancy of space within any Project or any part thereof now existing or hereafter executed, including, without limitation, all Operating Leases; provided, however, that the term “Leases” as used herein shall not include Resident Agreements; and provided, further, that use of the term “Leases” in any Security Document shall include Resident Agreements even if Resident Agreements are, under applicable Laws, not governed as creating a landlord-tenant relationship (the intent being that Agent shall have, as part of the Security Documents, a lien upon and collateral assignment of all Leases and Resident Agreements).

“Lender” means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 13.17(a), and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“LIBOR Rate” means, for each Loan, a per annum rate of interest equal to the greater of (a) 1.0% and (b) the rate determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (i) the Base LIBOR Rate for the Interest Period, by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset.  For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan” has the meaning set forth in Section 2.1(a).

“Loan Account” has the meaning set forth in Section 2.5(b).

“Loan Commitment” means the sum of each Lender’s Loan Commitment Amount as set forth in Annex A to this Agreement.

“Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on Annex A to this Agreement under the column “Loan

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Commitment Percentage”, and (b) on any date following the Closing Date, the percentage equal to the principal amount of the Loan held by such Lender on such date divided by the aggregate principal amount of the Loan on such date.

“Management Agreement” has the meaning set forth in Section 8.2(a).

“Manager” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, (a) a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business, properties or prospects of any of the Credit Parties, (ii) the rights and/or remedies of Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, (iv) the existence, perfection or priority of any security interest granted in any Financing Document, (v) the value of the Project or any other material Collateral, (vi) any Operator’s ability to accept, admit and/or retain patients or residents at the Project, (vii)  the rate at which any Third Party Payor reimburses a Credit for goods or services provided by such Credit Party at a Project; and (viii) the use or scope of any Healthcare Permits; or (b) the imposition of a fine against or the creation of any liability of any Operator to any Governmental Authority under any Healthcare Law in excess of $50,000.00.

“Material Contracts” has the meaning set forth in Section 3.17.

“Maximum Lawful Rate” has the meaning set forth in Section 2.6.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“MCF” means MidCap Funding VIII, LLC, and its successors and assigns.

“Modified Debt Service Coverage Ratio” has the meaning set forth in Section 6.1.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Net Tax Benefit” means (a) the total amount of reduction in the income tax liability of the shareholders or members of Borrowers realized as a result of any loss generated by Borrowers’ business during any prior tax year, assuming in such calculation that the full amount of such loss has been used to reduce such shareholders’ or members’ adjusted gross income in the same tax year that such loss was generated by Borrowers’ business, plus (b) the amount by which (i) the aggregate amount of Tax Distributions made, based on good faith estimates, to such shareholders or members in such tax year is in excess of (ii) the tax obligations owing by such shareholders or members for income generated by

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Borrowers’ business during such year; provided, however, to the extent that any loss is included in clause (a) above in calculating Net Tax Benefit, then the amount to be used for such loss in clause (b)(ii) above in calculating the Net Tax Benefit shall be deemed to be zero dollars ($0).

“Non-Excluded Taxes” has the meaning set forth in Section 2.7(a).

“Note” and/or “Notes” has the meaning set forth in Section 2.3.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Lease” means any lease of any Project to an Operator entity, and all amendments thereto and extensions thereof, as has been previously approved by Agent as required hereunder.  As of the Closing Date, there is one Operating Lease.

“Operative Documents” means the Financing Documents, any Operating Leases, Management Agreements, Subordinated Debt Documents, and any documents effecting any purchase or sale or other transaction that is closing contemporaneously with the closing of the financing under this Agreement.

“Operator” means the singular or collective (as the context requires) reference to the following Persons:  (a) any Borrower or any Affiliate that is properly licensed to operate a Project, or is otherwise providing or furnishing goods or services, or is otherwise providing or furnishing goods or services (other than the mere leasing of a Project as a lessor and the collection of rentals in connection therewith) from a Project, (b) any Person with whom a Borrower or any Affiliate has contracted for management or other services for a Project, and/or (c) any Person to whom a Borrower has leased a Project pursuant to an Operating Lease.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party, as conducted by such Credit Party in accordance with regular and customary practices.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.

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“Payment Notification” means a written notification substantially in the form of Exhibit C hereto.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted, including, without limitation, Healthcare Permits.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower or its subsidiaries to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ and its Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Agent of a Borrower’s or its subsidiaries’ intent to so contest the obligation; (d) in the case of real estate taxes or assessments or mechanic’s, workmen’s, materialmen’s or other like Liens, Borrowers have obtained an endorsement, in form and substance satisfactory to Agent, to the loan policy of title insurance issued to Agent insuring over any Lien created by such obligation, or Borrowers have deposited with Agent a bond or other security satisfactory to Agent, in its reasonable discretion, against loss or injury by reason of such contest or the non-payment of such obligation or charge (and if such security is cash, Agent may, but shall not be obligated to, deposit the same in an interest-bearing account and interest accrued thereon, if any, shall be deemed to constitute a part of such security for purposes of this Agreement, but Agent (i) makes no representation or warranty as to the rate or amount of interest, if any, which may accrue thereon and shall have no liability in connection therewith and (ii) shall not be deemed to be a trustee or fiduciary with respect to its receipt of any such security and any such security may be commingled with other monies of Agent); (e) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or its Subsidiaries; (f) Borrowers have given Agent notice of the commencement of such contest and upon request by Agent, from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition; and (g) upon a final determination of such contest, Borrowers and its Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means (a) Contingent Obligations arising in respect of the Debt under the Financing Documents; (b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other change in terms); (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $25,000 in the aggregate at any time outstanding; (f) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies; (g) Contingent Obligations arising with

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respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6; and (h)  other Contingent Obligations not permitted by clauses (a) through (g) above, not to exceed $25,000 in the aggregate at any time outstanding.

“Permitted Indebtedness” means (a) Borrower’s Debt to Agent and each Lender under this Agreement and the other Financing Documents; (b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (c) Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than extensions of the maturity thereof without any other change in terms); (d) [Reserved]; (e) Debt constituting financed insurance premiums (if maintaining insurance is not the obligation of an Operator not a party to this Agreement); and (f) Subordinated Debt.

“Permitted Liens” means:  (a) to the extent Borrower has employees, deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to a Borrower’s employees, if any; (b) deposits or pledges of cash to statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) mechanic’s, workmen’s, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral for sums not exceeding $25,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) those matters that are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the lien of the Security Documents; and (g) Liens and encumbrances in favor of Agent under the Financing Documents.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Principal” means Emeritus Corporation, a Washington corporation.

“Project” means any facility (a) from which a Borrower or any Affiliate provides or furnishes goods or services, including, without limitation, any skilled nursing facility, assisted living facility, independent living facility or similar facility, and (b) owned by a Borrower or any Affiliate from which any Person furnishes goods or services, and includes, without limitation, any business location of a Borrower which is subject to any Healthcare Permit.  “Project” also means the singular reference to each respective portion of the Collateral consisting of the land, improvements and all other real and personal property encumbered by the lien of each respective mortgage, deed of trust, deed to secure debt or similar Security Document constituting a part of the Financing Documents.  As of the Closing Date, the Projects consist of only the Garrison Creek Lodge Project.

“Property Taxes” has the meaning set forth in Section 2.4(b).

“Pro Rata Share” means (a) with respect to a Lender’s right to receive payments of principal and interest with respect to the Loan, the Loan Commitment Percentage of such Lender, and (b) for all other purposes (including, without limitation, the indemnification obligations arising under Article 13) with

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respect to any Lender, the percentage obtained by dividing (i) such Lender’s then outstanding principal amount of the Loan, by (ii) the then outstanding principal amount of the Loan of all Lenders.

“Release” has the meaning set forth in 42 U.S.C. §9601 (22).

“Required Lenders” means, subject to the provisions of Section 13.13(c), at any time Lenders holding sixty-six and two thirds percent (66 2/3%) or more of the outstanding principal balance of the Loan.

“Resident Agreements” means the singular or collective reference to all patient and resident care agreements, admission agreements and service agreements which include an occupancy agreement and all amendments, modifications or supplements thereto.

“Responsible Officer” means any authorized officer designated by the Member of the Borrower.

“Securities Account” means a “securities account” (as defined in Article 8 and Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.

“Security Document” means this Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.  For purposes of this definition, the amount of Contingent Obligations (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion.  As of the Closing Date, there is no Subordinated Debt.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion.  As of the Closing Date, there are no Subordinated Debt Documents.

 “Subordination Agreement” means any agreement between Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the

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Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, which is obtained by Borrower for the Loan to provide protection against fluctuations in the applicable Base Rate or Libor Base Rate, but only to the extent Agent provides its prior written consent to the entry into such “swap agreement”.

“Taking” means a condemnation or taking pursuant to the lawful exercise of the power of eminent domain.

“Tax Distributions” means, for any taxable year for which Borrowers are treated under the Code as a Subchapter S corporation, partnership for income tax purposes or otherwise disregarded under the Code for income tax purposes, dividends and/or distributions paid by any Borrowers to its shareholders or members in an amount not to exceed the product of (a) taxable income related to such shareholders’ or members’ ownership interest in such Borrower multiplied by (b) the sum of the highest marginal federal and state income tax rates in any State in which any shareholder or member is organized which were applicable in such taxable year.

“Taxes” has the meaning set forth in Section 4.4(b).

“Termination Date” means the earlier to occur of (a) the Commitment Expiry Date, (b) any date on which Borrower elects to prepay the Obligations as may be permitted hereunder and to terminate the Loan, or (c) any date on which Agent accelerates the maturity of the Loan pursuant to Section 11.2.

“Third Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment and reimbursement programs, sponsored by a Third Party Payor, in which an Operator participates.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et seq., Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated

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pursuant to such statutes.

“UCC” means the Uniform Commercial Code of the State of Maryland or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.

Section 1.2 Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its consolidated subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date.

Section 1.3 Other Definitional and Interpretive Provisions.  References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC.  All references herein to times of day shall be references to daylight or standard time, as applicable.

Section 1.4 Funding and Settlement Currency.  Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

ARTICLE 2 – LOANS

Section 2.1 Loan and Advances; Payments; Extension Options.

(a) Term Loan.  On the terms and subject to the conditions set forth herein, the Lenders hereby agree to make to Borrowers a term loan in an original principal amount equal to Six Million Eight Hundred Thousand and No/100 Dollars ($6,800,000.00) (the “Loan”).  Each Lender’s obligation to fund the Loan shall be limited to such Lender’s Loan Commitment Percentage, and no Lender shall have any obligation to fund any portion of any Loan required to be funded by any other Lender, but not so funded.  No Borrower shall have any right to reborrow any portion of the Loan that is repaid or prepaid from time to time.  The Loan shall be funded in one advance on the Closing Date.

(b) Scheduled Repayments; Mandatory Prepayments; Optional Prepayments.

(i) There shall become due and payable, and Borrowers shall repay the Loan through, scheduled monthly payments equal to $50,000.00 each beginning on August 1, 2012 and continuing on the first day of each calendar month thereafter.  Notwithstanding the payment schedule set forth above, the outstanding principal amount of the Loan shall become immediately due and payable in full on the Termination Date.

(ii) There shall become due and payable and Borrowers shall prepay the Loan in the following amounts and at the following times:

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(iii)

(A) on the date on which any Borrower (or Agent as loss payee or assignee) receives any casualty proceeds in excess of $25,000 for personal property, or the amount set forth in Section 9.3 for real property, in respect of assets upon which Agent maintained a Lien, an amount equal to one hundred percent (100%) of such proceeds (net of out-of-pocket expenses and, in the case of personal property, repayment of any permitted purchase money debt  encumbering the personal property that suffered such casualty), or such lesser portion of such proceeds as Agent shall elect to apply to the Obligations;

(B) an amount equal to any interest that is deemed to be in excess of the Maximum Lawful Rate (as defined below) and is required to be applied to the reduction of the principal balance of the Loan by any Lender as provided for in Section 2.6;

(C) upon receipt by any Borrower of the proceeds of any asset disposition of personal property not made in the Ordinary Course of Business, an amount equal to one hundred percent (100%) of the net cash proceeds of such asset disposition (net of out-of-pocket expenses and repayment of any permitted purchase money debt encumbering such asset), or such lesser portion as Agent shall elect to apply to the Obligations; and

(D) upon receipt by any Borrower of any revenues not in the Ordinary Course of Business, an amount equal to one hundred percent (100%) of such revenues, or such lesser portion as Agent shall elect to apply to the Obligations.

(iv) With at least thirty (30) days prior delivery to Agent of an appropriately completed Payment Notification, Borrowers may prepay the Loan in whole but not in part (other than mandatory partial prepayments required under this Agreement); provided, however, that any such partial prepayment shall be accompanied by any prepayment fees required hereunder and under the Fee Letter.

(v) Except as this Agreement may specifically provide otherwise, all prepayments of the Loan shall be applied by Agent to the Obligations in inverse order of maturity.  The monthly payments required under Section 2.1(b)(i) above shall continue in the same amount (for so long as the Loan shall remain outstanding) notwithstanding any partial prepayment, whether mandatory or optional, of the Loan.

(c) Extension Option.  Borrowers may extend the Commitment Expiry Date one time for a period of twelve (12) months (the “Extension Option”) upon Borrowers’ satisfaction of the following conditions:

(i) Borrowers shall have delivered to Agent written notice of such election (an “Extension Notice”) no earlier than ninety (90) days and no later than forty-five (45) days prior to the applicable Commitment Expiry Date, together with the Extension Fee set forth in the Fee Letter;

(ii) no Default or Event of Default shall have occurred and be continuing;

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(iii) Agent shall have received Borrowers’ and Guarantors’ current financial statements, certified as correct by each Borrower and Guarantor, and no Material Adverse Effect shall have occurred;

(iv) the Debt Yield Percentage is not less than 8.5%; and

(v) the Modified Debt Service Coverage Ratio (calculated on a six (6) month trailing basis and calculated prospectively for the six (6) months of the Extension Option term, based on projections reasonably acceptable to Agent) is not less than 1.10 to 1.00.

Section 2.2 Interest; Interest Calculations and Certain Fees.

(a)           From and following the Closing Date, except as expressly set forth in this Agreement, the Loan and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin.  Interest on the Loan shall be paid in arrears on the first (1st) day of each month and on the maturity of the Loan, whether by acceleration or otherwise.  Interest on all other Obligations shall be payable upon demand.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.  In any such event, the affected Lender shall give Borrowers and Agent written notice of such a determination and adjustment as to that portion of the Loan held by the affected Lender and Agent promptly shall transmit the notice to each other Lender, which notice shall include a  detailed statement setting forth the basis for adjusting such LIBOR Rate with respect to the affected Lender and the method for determining the amount of such adjustment as to that portion of the Loan held by the affected Lender.

(ii) In the event that any change in any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to maintain Loan bearing interest based upon the LIBOR Rate or to continue such maintaining, or to determine or charge interest rates at the LIBOR Rate, (x) such Lender shall give written notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender, (y) in the case of the Pro Rata Share of the Loan held by such Lender and then outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such portion of the Loan, and interest upon such portion thereafter shall

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accrue interest at the Base Rate plus the Applicable Margin, and (z) such portion of the Loan shall continue to accrue interest at the Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Loan at the LIBOR Rate.

(iii) Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

(b) Fee Letter.  Prior to or contemporaneous with Borrowers’ execution of this Agreement, Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, the fees provided for in the Fee Letter.

(c) Audit Fees.  Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits of Borrowers’ books and records, audits, examinations, monitoring activity, regulatory desktop reviews, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate (including, without limitation, healthcare regulatory surveys), which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers; provided, however, that so long as no Event of Default or Default has occurred and is continuing, Borrowers shall be liable for such fees and expenses for no more than one (1) such audits in any given calendar year.

(d) Wire Fees.  Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, any and all fees, costs or expenses which Agent pays to a bank or other similar institution (including, without limitation, any fees paid by Agent to any other Lender) arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers, by Agent, of proceeds of the Loan made by any Lender to Borrowers pursuant to this Agreement, and (ii) the depositing for collection, by Agent, of any check or item of payment received or delivered to Agent on account of Obligations.

(e) Late Charges.  If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to five percent (5.0%) of each delinquent payment.

(f) Computation of Interest and Related Fees.  All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding of the Loan shall be included in the calculation of interest.  The date of payment of the Loan shall be excluded from the calculation of interest.

Section 2.3 Notes.  The portion of the Loan made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount (or, if more than one Note is issued to a Lender, in an aggregate original principal amount) equal to such Lender’s Pro Rata Share of the Loan Commitment.

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Section 2.4 Reserves and Escrows.

(a) General Reserve and Escrow Requirements.  Borrowers agree to establish and maintain all of the reserves and escrows required in this Section 2.4.  All sums so reserved or escrowed may be commingled with the general funds of Agent and no such sums shall be deemed to be held in trust for the benefit of Borrowers.  No interest shall be payable on any funds reserved or escrowed hereunder.  All sums so reserved or escrowed shall be part of the Collateral and shall stand as additional security for all of the Obligations.  If Agent at any time reasonably determines that the amount on deposit in any reserve or escrow pursuant to subsections (b) or (c) of this Section 2.4 is insufficient for its intended purposes, Borrowers shall, within ten (10) Business Days following notice from Agent, which notice shall describe the reserve or escrow shortage, deposit such additional sums as may be required by Agent.  In the event of any Default by Borrowers under the terms of this Agreement or any other Financing Document, Agent may, at its discretion, apply amounts on hand in the reserves or escrows to cure such Default.  Upon demand of Agent, Borrowers shall replenish the applicable reserve or escrow to restore any sums so applied by Agent.  Upon the occurrence of an Event of Default and/or the maturity of any portion of the Obligations, the moneys then remaining on deposit with Agent shall, at Agent’s option, be applied against the Obligations in such order and manner as Agent may elect or as may otherwise be required under this Agreement.

(b) Property Taxes.  Borrowers shall pay when due all Property Taxes (as defined below).  During the term of Loan, Borrowers shall deliver to Agent written evidence that all such Property Taxes have been paid by no later than the date that such Property Taxes are due, which evidence shall be acceptable to Agent in its sole but reasonable discretion.  In the event that Borrowers fail to timely provide Agent with acceptable evidence that the Property Taxes have been paid, upon notice by Agent, at the time of and in addition to the monthly installments of principal and/or interest due under the Notes, Borrowers shall pay to Agent a sum equal to one-twelfth (1/12) of the amount estimated by Agent to be sufficient (when aggregated with an initial deposit to be designated by Agent and paid by Borrowers to Agent on the Closing Date or otherwise upon demand of Agent) to pay at least thirty (30) days before they become due and payable, all taxes, assessments and other similar charges levied against any portion of the Collateral constituting real property (collectively, the “Property Taxes”).  In the event such real property or any portion thereof is part of a larger tract for purposes of taxation and assessments, Agent may require the Borrowers (if permitted by the taxing authority) to have the real property taxed and assessed as a separate parcel or separate parcels, or, in the alternative, to make the deposits required under this section based upon the taxation and assessment of the larger tract.  So long as no Event of Default exists hereunder, Agent shall apply funds deposited in the escrow to pay the Property Taxes.  The obligation of Borrowers to pay the Property Taxes is not affected or modified by the provisions of this paragraph.

(c) Insurance Premiums.  Borrowers shall pay when due all insurance premiums and other similar charges in connection with the insurance required to be carried by Borrowers pursuant to this Agreement or the other Financing Documents (collectively, the “Insurance Premiums”).  During the term of Loan, Borrowers shall deliver to Agent written evidence that all such Insurance Premiums have been paid by no later than the date that such Insurance Premiums are due, which evidence shall be acceptable to Agent in its sole but reasonable discretion.  In the event that Borrowers fail to timely provide Agent with acceptable evidence that the Insurance Premiums have been paid, upon notice by Agent, at the time of and in addition to the monthly installments of principal and/or interest due under the Notes, Borrowers shall pay to Agent a sum equal to one-twelfth (1/12) of the amount estimated by Agent to be sufficient (when aggregated with an initial deposit to be designated by Agent and paid by Borrower to Agent on the Closing Date or otherwise upon demand of Agent) to pay at least ten (10) days before

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they become due and payable all insurance premiums and other similar charges in connection with the insurance required to be carried by Borrowers pursuant to this Agreement or the other Financing Documents (collectively, the “Insurance Premiums”).  So long as no Event of Default exists hereunder, Agent shall apply the sums to pay the Insurance Premiums.  The obligation of Borrowers to pay the Insurance Premiums is not affected or modified by the provisions of this section.  Notwithstanding the foregoing, if the insurance premiums are paid via a premium financing arrangement to which Agent has given its written consent, which consent shall not be unreasonably withheld, then (i) the amount to be escrowed with Agent at any given time in respect of such Insurance Premiums shall be three months of payments under the premium finance arrangement, (ii) Borrowers shall tender to Agent each month (on such schedule as Agent shall reasonably request) evidence that Borrowers (or the owner of the policy if the Borrowers share in a blanket policy) has paid the applicable premium finance amount due for the preceding month, and (iii) Agent shall have no obligation to remit such escrowed sums in payment of the premium finance amounts.

(d) Capital Replacement Reserve.  Borrowers shall make or reserve capital expenditures and improvements to the Projects in an amount equal to $450 per unit per year at each Project.  Borrower shall deliver to Agent evidence of such capital expenditures or reserves for each Project by no later than January 31st of each year throughout the term of the Loan, which evidence shall be acceptable to Agent in its sole but reasonable discretion.  In the event that Borrowers have not expended or reserved such amount, any shortfall shall be deposited with the Agent to be held by Agent in a capital replacement reserve (“Capital Replacement Reserve”).  Agent shall reimburse Borrowers from the Capital Replacement Reserve to the extent that Borrowers have deposited any funds in such reserve for the actual cost of such approved capital improvements upon Borrowers’ providing Agent with paid receipts, lien waivers and other documentation deemed reasonably necessary by Agent with minimum draws of $5,000.00 which shall occur no more frequently than once per month.

Section 2.5 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto).  Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.

(b) Agent shall maintain a loan account (the “Loan Account”) on its books to record Loan and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document.

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Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement).  Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.6 Maximum Interest.  In no event shall the interest charged with respect to the Loan or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of Maryland or of any other applicable jurisdiction.  Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate.  If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loan or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers within thirty (30) days after such determination.  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.7 Non-Excluded Taxes; Capital Adequacy.

(a) All payments of principal and interest on the Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Agent’s or any Lender’s net income by the jurisdictions under which Agent or such Lender is organized or conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) (all non-excluded items being called “Non-Excluded Taxes”).  If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Non-Excluded Taxes pursuant to any applicable Law, then Borrowers will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required.  If any Non-Excluded Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Non-Excluded Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense, which are not due to the gross negligence or willful misconduct of Agent or Lenders as determined by a final non-appealable judgment of a court of competent jurisdiction) as is

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necessary in order that the net amount received by such Person after the payment of such Non-Excluded Taxes (including any Non-Excluded Taxes on such additional amount) shall equal the amount such Person would have received had such Non-Excluded Taxes not been asserted.

(b) If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Agent and Lenders for any incremental Non-Excluded Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure, except for taxes, interest or penalties resulting from the gross negligence or willful misconduct of Agent or such Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c) Each Lender that (i) is organized under the laws of a jurisdiction other than the United States, and (ii)(A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrowers and Agent one or more (as Borrowers or Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Non-Excluded Taxes.  Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.7 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law.

(d) If any Lender (with respect to that portion of the Loan held by such Lender) shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction as to that portion of the Loan held by the affected Lender; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.

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(e) If any Lender requires compensation under Section 2.7(d), or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.7(a), then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion).  Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.8 Appointment of Borrower Representative.  Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Financing Documents.  Borrower Representative hereby accepts such appointment.  No Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 2.9 Joint and Several Liability. Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein.  Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement.  Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons.  Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.  In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together.  By way of illustration, but without limiting the generality of the foregoing, the terms of Section 11.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 11.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

Section 2.10 Termination; Restriction on Termination.

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(a) Termination by Lenders.  In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

(b) Termination by Borrowers.  Upon at least thirty (30) days' prior written notice to Agent and Lenders, Borrower may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrower has paid all amounts due to Agent and Lenders under the Financing Documents.  Borrower may elect to terminate this Agreement in its entirety only.  No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c) Effectiveness of Termination.  All of the Obligations shall be immediately due and payable upon the Termination Date.  All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all have been discharged or paid, in full, in immediately available funds.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loan and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1 Existence and Power.  Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.1, no Credit Party (a) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2 Organization and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law applicable to any Credit Party or any of the Organizational Documents of any Credit Party, or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect.  Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be

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limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Capitalization.  The authorized equity securities of each of the Borrowers as of the Closing Date is as set forth on Schedule 3.4.  All issued and outstanding equity securities of each of the Borrowers are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and the Lenders, and such equity securities were issued in compliance with all applicable Laws.  The identity of the holders of the equity securities of each of the Borrowers and the percentage of their fully-diluted ownership of the equity securities of each of the Borrowers as of the Closing Date is set forth on Schedule 3.4.  No shares of the capital stock or other equity securities of any Borrower, other than those described above, are issued and outstanding as of the Closing Date.  Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Borrower of any equity securities of any such entity.

Section 3.5 Financial and Project Information.  All information delivered to Agent and pertaining to the financial condition of any Credit Party fairly presents the financial position of such Credit Party as of such date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures).  All information delivered to Agent and pertaining to the financial, physical or other condition or aspect of the Project is true, accurate and correct in all material respects as of such date and as of the date hereof.  Since the date of the most recent such information delivered to Agent, there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party or any Project.

Section 3.6 Litigation.  Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to such Borrower’s knowledge threatened against or affecting, any Credit Party or Project or, to such Borrower’s knowledge, any party to any Operative Document other than a Credit Party.  There is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.

Section 3.7 Ownership of Property.  Each Credit Party is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.

Section 3.8 No Default.  No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing.  No Borrower nor any Guarantor is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters.  As of the Closing Date, there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Borrower.  To Borrower’s knowledge after due inquiry, the hours worked and payments made to the employees of the Borrowers, Operator and/or Managers have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.  To Borrower’s knowledge after due inquiry, all payments due from the Borrowers, Operator and/or Managers or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be.  The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right

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of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10 Regulated Entities.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11 Margin Regulations.  None of the proceeds from the Loan have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loan to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance with Laws; Anti-Terrorism Laws.

(a) Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person.  No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13 Taxes.  All federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including Property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.  Except to the extent subject to a Permitted Contest, all state and local sales and use taxes required to be paid by each Credit Party have been paid.  All federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14 Compliance with ERISA.

(a) Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects.  Each ERISA Plan

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which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently.  No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Borrower and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty.  No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan.  All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits  or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Consummation of Operative Documents; Brokers.  Except as set forth on Schedule 3.15, and except for fees payable to Agent and/or Lenders, no Credit Party has engaged any broker, finder or other intermediary to bring about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.  All brokerage and finder’s fees, commissions and other expenses payable in connection with the transactions contemplated by the Operative Documents have been paid in full by Borrowers contemporaneously with the execution of the Financing Documents and the initial funding of the Loan.  Except for fees payable to Agent and/or Lenders, and except as set forth in Schedule 3.15, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fee in connection herewith or therewith.

Section 3.16 Related Transactions.  All transactions contemplated by the Operative Documents to be consummated on or prior to the date hereof have been so consummated (including, without limitation, the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable Law, except for such Laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.17 Material Contracts.  Except for the Operative Documents and the other agreements set forth on Schedule 3.17 (collectively with the Operative Documents, the “Material Contracts”), as of the Closing Date there are no (a) employment agreements covering the management of any Borrower, (b) collective bargaining agreements or other similar labor agreements covering any

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employees of any Borrower, (c) agreements for managerial, consulting or similar services to which any Borrower is a party or by which it is bound, (d) agreements regarding any Borrower, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (e) real estate leases, intellectual property licenses or other lease or license agreements to which any Borrower is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchasing of “off the shelf” products), or (f) customer, distribution, marketing or supply agreements to which any Borrower is a party, in each case with respect to the preceding clauses (a), (c), (d), (e), and (f) requiring payment of more than $50,000 in any year for each Project, (g) partnership agreements to which any Borrower is a general partner or joint venture agreements to which any Borrower is a party, (h) third party billing arrangements to which any Borrower is a party, or (i) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect.  The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.  All Material Contracts may be terminated by Borrower upon ninety (90) days or sooner.

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials.  Except in each case as set forth on Schedule 3.18 or as disclosed on any Environmental Assessments:

(a) no Hazardous Materials are located on any of the Projects except those that are both (i) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (ii) either (A) in amounts not in excess of that necessary to operate the applicable Project for the purposes set forth herein or in amounts used in the Ordinary Course of Business, or (B) fully disclosed to and approved by Agent nor have any Hazardous Materials been or are threatened to be Released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of the Projects in a manner that would require the taking of any action under any Environmental Law and have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Credit Parties in excess of $50,000; and no portion of any Project is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination;

(b) no Credit Party knows of, nor has received, any written or oral notice from any Person relating to Hazardous Materials in, on, under or from any Project and no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to each Credit Party’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) Release of Hazardous Materials;

(c) to the knowledge of each Borrower, all oral or written notifications of a Release of Hazardous Materials required to be filed by or on behalf of any Credit Party under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Credit Party;

(d) no property now owned or leased by any Credit Party and, to the knowledge of each Borrower, no such property previously owned or leased by any Credit Party, to which any Credit

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Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of Federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA;

(e) there are no underground storage tanks located on any property owned or leased by any Credit Party that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials;

(f) there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Credit Party, and no actions by any Governmental Authority have been taken or, to the knowledge of such Borrower, are in process which could subject any of such properties or assets to such Liens; and

(g) each Borrower has truthfully and fully provided to Agent, in writing, any and all information relating to environmental conditions in, on, under or from the Projects, known to each Borrower or contained in each Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Projects and/or to the environmental condition of the Projects.

Section 3.19 Solvency.  After giving effect to the Loan advance and the liabilities and obligations of each Borrower under the Operative Documents, each Borrower and each additional Credit Party is Solvent.

Section 3.20 Full Disclosure.  None of the written information (financial or otherwise) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  All financial projections delivered to Agent and the Lenders by Borrowers (or their agents) have been prepared on the basis of the assumptions stated therein.  Such projections represent each Borrower’s commercially reasonable estimate of such Borrower’s future financial performance and such assumptions are reasonably believed by such Borrower to be fair and reasonable in light of current business conditions; provided, however, that Borrowers can give no assurance that such projections will be attained.

Section 3.21 Interest Rate.  The rate of interest paid under the Notes and the method and manner of the calculation thereof do not violate any usury or other law or applicable Laws, any of the Organizational Documents or any of the Operative Documents.

Section 3.22 Subsidiaries.  Borrowers do not own any stock, partnership interests, limited liability company interests or other equity securities.

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ARTICLE 4  – AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1 Financial Statements and Other Reports.

(a) Each Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements on an accrual basis consistent with industry standards and substantially in accordance with GAAP, and to provide the information required to be delivered to Agent and the Lenders hereunder.

(b) Each Borrower will furnish to Agent (or cause to be furnished to Agent) the following financial information and reports with respect to each Borrower and each Operator, in each case in form and format and providing information satisfactory to Agent in its reasonable discretion:

(i) within thirty (30) days of the end of each calendar month, internally prepared monthly financial statements (including income statements, balance sheets and an occupancy detail report) prepared for each Borrower and Project on a consolidated basis which fairly present the financial condition for such Borrower or Project for such period, together with a fully completed Compliance Certificate evidencing compliance with the applicable financial covenants, as applicable;

(ii) within thirty (30) days of the end of each calendar month, a current rent roll;

(iii) within forty-five (45) days after the end of each calendar year, annual projected profit and loss statements (prepared on a monthly basis) for the such calendar year;

(iv) within ninety (90) days after the end of each fiscal year, internally prepared annual financial statements prepared for Borrowers on a consolidated basis in accordance with GAAP (except for the absence of footnotes and year-end adjustments) and based on an accrual basis of accounting consistent with industry standards;

(v) within one hundred twenty (120) days after the end of each fiscal year, annual consolidated audited financial statements prepared for the Principal in accordance with GAAP, together with an unqualified letter from an independent certified public accounting firm;

(vi) as requested by Agent, (A) evidence satisfactory to Agent that all federal and state taxes, including, without limitation payroll taxes, that are due have been paid in full, (B) copies of all cost reports and rate letters filed with Medicare or Medicaid or any other Third Party Payor, and (C) a written statement, duly acknowledged by Borrower or Operator, setting forth any right of set-off, counterclaim or other defense that may exist under any Leases; and

(vii) such additional information, reports or statements regarding the Borrowers, the Projects, Guarantor or Operator as Agent may from time to time reasonably request.

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(c) From time to time, if Agent determines that obtaining appraisals is necessary in order for a Lender to comply with applicable Laws, each Borrower shall furnish to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of the real estate owned by each Borrower.

(d) Promptly upon  (but in any event within thirty (30) days after) receipt or filing thereof, each Borrower shall deliver to Agent copies of any reports or notices related to any material taxes and any other material reports or notices received by any Borrower or Guarantor from, or filed by any Borrower or Guarantor with, any Governmental Authority.

Section 4.2 Payment and Performance of Obligations.  Each Borrower (a) will pay and discharge, at or prior to maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) will maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, (c) will not breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation (other than Leases) to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect, and (d) will not breach or permit to exist any default under, the terms of any Operating Lease or other material Lease to which it is a lessor.

Section 4.3 Maintenance of Existence; Single Purpose Entity Requirements.  Each Borrower will preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.  Each Borrower will preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable to, at all times, comply with all Single Purpose Entity requirements set forth on Exhibit A.  Each Borrower shall, as of the Closing Date and throughout the term of the Loan, include in their respective Organizational Documents each of the Single Purpose Entity requirements set forth on Exhibit A.

Section 4.4 Maintenance of Property; Payment of Taxes; Insurance.

(a) Each Borrower will keep all Collateral useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.  Subject to the provisions of Section 9.3, if all or any part of the Collateral useful or necessary in its business becomes damaged or destroyed, each Borrower will promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner.  Borrowers will not, and will not permit any other Person to, commit or allow waste or permit impairment or deterioration of the Collateral or abandon all or any part of the Collateral.  Borrowers will perform such acts to preserve the value of Collateral.  Each Borrower will (i) preserve its or their interest in and title to the Collateral and will forever warrant and defend the same to Agent and Lenders against any and all claims made by, through or under Borrowers, and (ii) except in respect of Permitted Liens, forever warrant and defend the validity and priority of the lien and security interest created in the Security Documents against the claims of all Persons whomsoever claiming by, through or under Borrowers.  The foregoing warranty of title shall survive the foreclosure of the Security Documents and shall inure to the benefit of and be enforceable by Agent in the event Agent acquires title to any Collateral pursuant to any foreclosure; provided, however, that the warranty of title shall not extend to any period of time from and after the date that Agent took physical possession and control of the Collateral.

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(b) Each Borrower will pay or cause to be paid all taxes, fees, duties, levies, assessments, withholdings or other similar charges of any nature whatsoever, including Property Taxes (collectively, “Taxes”), at least five (5) days (thirty (30) days in the case of Taxes assessed on real property constituting any portion of the Collateral) prior to the date upon which any fine, penalty, interest or cost for nonpayment is imposed, and furnish to Agent, upon request, receipted bills of the appropriate taxing authority or other documentation reasonably satisfactory to Agent evidencing the payment thereof.  If any Borrower shall fail to pay any Taxes in accordance with this Section and is not contesting or causing a contesting of such Taxes pursuant to a Permitted Contest, or if there are insufficient funds in the applicable reserves or escrows under Article 2 to pay any such Taxes, Agent shall have the right, but shall not be obligated, to (for the account of all Lenders) pay such Taxes, and Borrowers shall repay to Agent, on written demand, any amount paid by Agent, with interest thereon from the date of the advance thereof to the date of repayment, at the rate applicable during periods of Default hereunder, and such amount shall constitute a portion of the Obligations.  No Borrower shall pay any Taxes or other obligations in installments unless permitted by applicable Laws, and shall, upon the written request of Agent, deliver copies of all notices and bills relating to any Taxes or other charge covered by this Section to Agent..

(c) Upon completion of any Permitted Contest, Borrowers shall immediately pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any, following which Agent shall return the security, if any, deposited with Agent pursuant to the definition of Permitted Contest.

(d) Each Borrower will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood, windstorm and quake), covering the repair and replacement cost of all such property and coverage for business interruption and rent loss and professional liability and public liability insurance (including products/completed operations liability coverage), and (ii) general and professional liability insurance, and (iii) such other insurance coverage in such amounts and with respect to such risks as Agent may request from time to time; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Financing Document), as indicated on the insurance certificates attached hereto as Schedule 4.4.  All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.  Borrowers will not knowingly bring or keep any article on the Project, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 4.4(d), or would otherwise be prohibited by the terms thereof.

(e) On or prior to the Closing Date, and at all times thereafter, each Borrower will cause Agent to be named as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content acceptable to Agent.  Borrowers will deliver to Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days (ten (10) days if such cancellation is due to nonpayment) after receipt by each additional insured, assignee and loss payee of written notice thereof,

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(ii) upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower, and (v) not less than thirty (30) days prior to the expiration of any policies of insurance, furnish to Agent, renewal insurance policies with companies, coverage and in amounts required hereunder, except as otherwise agreed to in writing between Borrower and Agent.

(f) In the event any Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral.  This insurance may, but need not, protect any Borrower’s interests.  The coverage purchased by Agent may not pay any claim made by any Borrower or any claim that is made against any Borrower in connection with the Collateral.  The applicable Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Borrower has obtained insurance as required by this Agreement.  If Agent purchases insurance for the Collateral, to the fullest extent provided by law Borrowers will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance each Borrower is able to obtain on its own.

(g) If any insurance proceeds are paid by check, draft or other instrument payable to any Borrower and Agent jointly, such Borrower authorizes Agent to endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Borrowers shall not carry separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section.  Borrowers shall promptly notify Agent of any loss, damage, or destruction to any Collateral, whether or not covered by insurance.  Except as otherwise provided in Section 9.3, Agent is hereby authorized to collect all insurance proceeds in respect of Collateral directly and to apply the same to the Obligations whether or not then due and payable.  Agent is authorized and empowered, and each Borrower hereby irrevocably appoints Agent as its (or their) attorney-in-fact (such appointment is coupled with an interest), at Agent’s option, to make or file proofs of loss or damage and to settle and adjust any claim under insurance policies which insure against such risks, or to direct Borrowers, in writing, to agree with the insurance carrier(s) on the amount to be paid in regard to such loss.

Section 4.5 Compliance with Laws and Material Contracts.  Each Borrower will comply with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either a material portion of the assets of any such Person in favor of any Governmental Authority, or any portion of the Collateral.

Section 4.6 Inspection of Property, Books and Records.  Each Borrower will keep proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, at the sole cost of the applicable Borrower as provided in Section 2.2(e), representatives of Agent and of any Lender (but at such Lender’s expense unless such visit or inspection is made concurrently with Agent) to visit and inspect any of their respective properties, to monitor, examine or implement any health care quality assurance programs, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrower, and to discuss their respective affairs, finances and accounts

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with their respective officers, employees and independent public accountants as often as may reasonably be desired (but subject to confidentiality laws with respect to patient records).  In the absence of an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Borrower commercially reasonable prior notice of such exercise.  No notice shall be required during the existence and continuance of any Event of Default.

Section 4.7 Use of Proceeds.  Borrowers shall use the proceeds of the Loan solely for the refinancing on the Closing Date of Debt, the payment of transaction fees incurred in connection with the Operative Documents and establishing the reserves as set forth in this Agreement.  No portion of the proceeds of the Loan will be used for family, personal, agricultural or household use.

Section 4.8 Estoppel Certificates.  After written request by Agent, Borrowers, within fifteen (15) days and at their expense, will furnish Agent with a statement, duly acknowledged and certified, setting forth (a) the amount of the original principal amount of the Notes, and the unpaid principal amount of the Notes, (b) the rate of interest of the Notes, (c) the date payments of interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Notes and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default.

Section 4.9 Notices of Litigation and Defaults.  Borrowers will give prompt written notice to Agent (a) of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document, (b) upon any Borrower becoming aware of the existence of any Default or Event of Default, (c) if any Credit Party is in breach or default under or with respect to any Material Contract, or if any Credit Party is in breach or default under or with respect to any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect, (d) of any strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party with respect to the Project, and (e) of all returns, recoveries, disputes and claims that involve more than $100,000.  Borrowers represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice could be required under this Section and all litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party as of the Closing Date.

Section 4.10 Environmental Covenants.

(a) Each Borrower covenants and agrees that so long as such Borrower owns, manages, is in possession of, or otherwise controls the operation of the Projects:  (i) all uses and operations on or of the Projects, whether by such Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Materials in, on, under or from the Projects; (iii) there shall be no Hazardous Materials in, on, or under the Projects, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (I) in amounts not in excess of that necessary to operate the Projects for the purposes set forth herein or (II) fully disclosed to and approved by Agent in writing; (iv) each Borrower shall keep the Projects free and clear of all Environmental Liens; (v) each Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Subsection 4.10(c) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) each Borrower shall, at its sole cost and

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expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Projects, pursuant to any reasonable written request of Agent, upon Agent’s reasonable belief that any Project is not in full compliance with all Environmental Laws, and share with Agent the reports and other results thereof, and Agent and Lenders shall be entitled to rely on such reports and other results thereof; (vii) each Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Agent to (A) reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Projects; and (B) comply with any Environmental Law; (viii) Borrower shall not allow any Operator or other user of the Projects to violate any Environmental Law; and (ix) each Borrower shall immediately notify Agent in writing after it has become aware of (A) any presence or Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards the Projects; (B) any non-compliance with any Environmental Laws related in any way to the Projects; (C) any actual or potential Environmental Lien against the Projects; (D) any required or proposed remediation of environmental conditions relating to the Projects; and (E) any written or oral notice or other communication of which any Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials.  Any failure of any Borrower to perform its obligations pursuant to this Subsection 4.10(a) shall constitute bad faith waste with respect to the Projects.

(b) Agent and any other Person designated by Agent, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Projects at all reasonable times to assess any and all aspects of the environmental condition of the Projects and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Agent’s sole discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing.  Each Borrower shall cooperate with and provide access to Agent and any such person or entity designated by Agent.

(c) Each Borrower shall establish and comply with that certain operations and maintenance program prepared by, or if applicable, recommended and approved by Agent’s environmental consultant with respect to the Projects, in form and substance reasonably acceptable to Agent, prepared by an environmental consultant reasonably acceptable to Agent, which program shall address any asbestos-containing material or lead based paint that may now or in the future be detected at or on the Projects.  Without limiting the generality of the preceding sentence, Agent may require (i) periodic notices or reports to Agent in form, substance and at such intervals as Agent may specify, (ii) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (iii) at each Borrower’s sole expense, supplemental examination of the Projects by consultants specified by Agent, (iv) access to the Projects by Agent, its agents or servicer, to review and assess the environmental condition of the Projects and each Borrower’s compliance with any operations and maintenance program, and (v) variation of the operations and maintenance program in response to the reports provided by any such consultants.

(d) If any Release or disposal of Hazardous Materials shall occur or shall have occurred on any Project, Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such Project as is necessary to comply with all Environmental Laws and to preserve the value of such Project or other assets.  Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any Project by any Borrower or any other Credit Party of activities in response to the Release or threatened Release of a Hazardous Material at a Project.

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(e) Borrowers will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on the Projects as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect with respect to the Projects.

Section 4.11 Memory Care.  Subject to the time frames herein, the Credit Parties may elect, in their sole discretion, to convert a portion of the Project consisting of approximately 20 units to provide memory care services at the Project (the “Memory Care Conversion”).  The election by Borrower to proceed with the Memory Care Conversion shall be subject to, among other things, the business judgment of the Credit Parties, including a commercially reasonable rate of return, and the cost, timing and availability of all necessary Permits and approvals.  If the Credit Parties elect to proceed the Credit Parties shall notify Agent sixty (60) days before commencing the Memory Care Conversion, which commencement shall occur by the date that is no later than the last day of fifteenth (15th) full calendar month following the Closing Date and be completed by the date that is no later than the last day of the twenty-fourth (24th) full calendar month following the Closing Date but subject to the receipt of the necessary Permits and licensing approvals.

Section 4.12 Intentionally Deleted.

Section 4.13 Further Assurances.

(a) Each Borrower will, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof).

(b) Upon receipt of an affidavit of an officer of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

Section 4.14 Updates of Representations.  Borrowers shall deliver to Agent within ten (10) Business Days of the written request of Agent (provided such requests shall not be made more than twice in any calendar year so long as no Event of Default is continuing) an Officer’s Certificate updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents, as updated pursuant to such Officer’s Certificate, are true, accurate and complete as of the date of such Officer’s Certificate.

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Section 4.15 Power of Attorney.  Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following:  (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Agent under this Agreement; (c) after the occurrence and during the continuance of a Default, take any action Borrowers are required to take under this Agreement; (d) so long as Agent has provided not less than five (5) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral.  This power of attorney shall be irrevocable and coupled with an interest.

Section 4.16 Syndication.

(a) General.  Borrowers hereby acknowledge that Lenders may, with Agent’s prior written consent (which may be given as to each instance or generally as to all instances), in one or more transactions (i) sell, or otherwise transfer the Loan or any portion thereof one or more times, (ii) sell participation interests in the Loan one or more times, (iii) further divide or re-divide the Loan into two or more separate notes or components which may take the form of senior/junior/mezzanine notes or components or senior/subordinate notes or components or multiple components of such division, and which may be secured by some or all of the Collateral, or (iv) grant, pledge, assign a security interest in or otherwise collaterally transfer all or any portion of its rights under this Agreement and the Financing Documents to secure obligations of such Lender to any other Person (the transactions referred to in clauses (i) through (iv) above, each a “Secondary Market Transaction”, and collectively “Secondary Market Transactions”).  With respect to any Secondary Market Transaction described in clause (iii) above, such notes or note components may be assigned different interest rates, so long as, at such time the weighted average of the relevant interest rates equals the Libor Rate; provided, however, that Borrowers recognize that, in the case of prepayments, the weighted average interest rate of the Loan may increase because Agent shall have the right to apply principal payments to one or more notes or components with lower rates of interest before applying principal payments to one or more notes or components with higher rates of interest.

(b) Borrower Cooperation.  Borrowers shall cooperate with Lenders and use Borrowers’ commercially reasonable efforts to facilitate the consummation of each Secondary Market Transaction including, without limitation, by:  (i) amending or causing the amendment of any Financing Document, and executing such additional documents, instruments and agreements as may be reasonably required by Lenders in connection with the relevant Secondary Market Transaction; (ii) promptly and reasonably providing such information (including, without limitation, financial information) as may be requested in connection with the preparation of a private placement memorandum, prospectus or a registration statement required to privately place or publicly distribute the securities in a manner which does not conflict with federal or state securities laws; (iii) providing in connection with each of (A) a preliminary and a final private placement memorandum or other offering documents or (B) a preliminary and final prospectus, as applicable (each, a “Disclosure Document”), a certificate certifying that

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Borrowers have carefully examined those sections of such Disclosure Documents, as applicable, pertaining to Borrowers, their Affiliates, the Loan, the Manager and the Projects and that such sections (and any other sections reasonably requested by a Lender) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; (iv) causing to be rendered such opinion letters reasonably requested by the Lender for the relevant Secondary Market Transaction; (v) making such representations, warranties and covenants, as may be reasonably requested by a Lender for the Secondary Market Transaction; and (vi) providing any other information and materials reasonably required in the Secondary Market Transaction.  Borrowers shall be responsible only for their own costs and expenses (including attorneys’ fees) and shall not be responsible for any third party costs and expenses incurred by Lenders in connection with any Secondary Market Transaction.

ARTICLE 5 – NEGATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1 Debt; Contingent Obligations.  No Borrower will, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Indebtedness.  No Borrower will, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.  No Borrower will, directly or indirectly, make any loans or advance any Debt to any Person (except to the extent that Borrowers joint and several obligations hereunder would be deemed to be a loan or advance to the other Borrower).

Section 5.2 Liens.  No Borrower will, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3 Distributions.  No Borrower will, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution ; provided, however, that the following Distributions may be paid, subject to the terms and conditions below:

(a) upon the written request from Borrowers to Agent and approval of said request by Agent, not to be unreasonably withheld, conditioned or delayed, Tax Distributions (which may only be paid annually based on Borrowers’ annual financial statements or, so long as no Event of Default is then outstanding, in multiple installments, based on Borrowers’ good-faith and reasonable estimate of income to be generated by Borrowers in such year) to allow Borrowers’ shareholders or members to meet their tax obligations on such income in a timely manner, minus the amount of Net Tax Benefit realized by such shareholders or members for any previous tax year, commencing from the tax year immediately prior to the tax year including the Closing Date, but only to the extent such Net Tax Benefit has not already been utilized to reduce, in any tax year during which this Agreement is in effect, the amount of any Tax Distribution otherwise permitted hereunder;

(b) management fees not to exceed five percent (5%) of Net Operating Income may be paid to the Manager if, and only to the extent that at the time of such payment:  (i) the Manager has entered into an agreement whereby it subordinates its right to payment of management fees to Agent’s right to payments hereunder, in an agreement acceptable to Agent, and (ii) no Default or Event of Default has occurred and is continuing and no Default or Event of Default would result from the making of such payment; and

(c) at any time, dividends or distributions may be paid to Borrower’s shareholders or members in an amount not to exceed Borrowers’ Excess Cash Flow (less any Tax Distributions made

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pursuant to subsection (a) above), but only to the extent that at the time of such proposed dividend or distribution, no Default or Event of Default has occurred and is continuing and no Default or Event of Default would result from the making of such dividends or distributions.

Section 5.4 Restrictive Agreements.  No Borrower will, directly or indirectly enter into or assume any agreement (other than the Financing Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

Section 5.5 Payments and Modifications of Subordinated Debt.  No Borrower will, directly or indirectly, declare, pay, make or set aside any amount for payment in respect of Subordinated Debt unless permitted pursuant to the applicable Subordination Agreement.

Section 5.6 Consolidations and Mergers; Sales of Assets; Change in Control.

(a) No Borrower will, directly or indirectly consolidate or merge or amalgamate with or into any other Person.

(b) No Borrower shall suffer or permit to occur any sale, transfer, lease (other than a Lease approved by Agent), conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of all or any portion of a Project or any portion of any other Collateral for the Loan, except that Borrower may consummate dispositions in the Ordinary Course of Business of FF&E for cash and fair value that the applicable Borrower determines in good faith is no longer used or useful in the Borrower’s business.

(c) No Borrower shall suffer or permit to occur (i) any Change in Control or (ii) any other sale, transfer, conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of any interest in any Borrower.

(d) In addition to the prohibitions set forth in subsections (a) above, no Borrower shall engage in or permit to occur any transfer as set forth in subsections (b) and (c) above that would constitute or result in the occurrence of one or more non-exempt prohibited transactions under ERISA or the Internal Revenue Code.  Borrower agrees to unwind any such transaction upon notice from Agent or, at Agent’s option, to assist Agent in obtaining such prohibited transaction exemption(s) from the United States Pension and Welfare Benefits Administration with respect to such transaction as are necessary to remedy such prohibited transactions.

Section 5.7 Purchase of Assets and Investments.  No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business; (b) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (c) acquire or own or enter into any agreement to acquire or own any investment in any Person.

Section 5.8 Transactions with Affiliates.  Except as otherwise disclosed on Schedule 5.8, and except for transactions that are consented to by Agent in advance of being entered into and which contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower.

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Section 5.9 Modification of Organizational Documents.  No Borrower will, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for such amendments or other modifications required (a) under this Agreement, or (b) by applicable Law and fully disclosed to Agent.

Section 5.10 Modification of Certain Agreements.  No Borrower will, directly or indirectly, amend or otherwise modify the Management Agreement or other Material Contract, which amendment or modification in any case:  (a) is contrary to the terms of this Agreement or any other Financing Document; (b) could reasonably be expected to be adverse to the rights, interests or privileges of the Agent or the Lenders or their ability to enforce the same; (c) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Borrower; or (d) reduces in any material respect any rights or benefits of any Borrower (it being understood and agreed that any such determination shall be in the discretion of the Agent).  Each Borrower shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and, if approval of Required Lenders is required by the terms of this Section 5.10 prior to the taking of any such action, such Borrower agrees not to take any such action with respect to any such documents without obtaining such approval from Required Lenders.

Section 5.11 Conduct of Business.  No Borrower will, directly or indirectly, engage in any line of business other than the ownership of the Project owned by such Borrower and business reasonably related thereto.

Section 5.12 Operating Leases.  Except as otherwise provided in the Subordination and Attornment Agreement, no Borrower will lease any Project under any Operating Lease without Agent’s consent (other than the Operating Lease disclosed Schedule 5.8), which may be withheld in Agent’s sole discretion.

Section 5.13 Limitation on Sale and Leaseback Transactions.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.14 Deposit Accounts and Securities Accounts.  Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Borrower as of the Closing Date.  No Borrower will, directly or indirectly, establish any new bank account, Deposit Account or Securities Account without prior written notice to Agent and unless, if requested by Agent, Agent, such Borrower and the bank, financial institution or securities intermediary at which the account is to be opened enter into a control agreement regarding such account pursuant to which such bank, financial institution or securities intermediary acknowledges the security interest of Agent in such account, agrees to comply with instructions originated by Agent directing disposition of the funds or investment property or securities in the account without further consent from any Borrower, and agrees to subordinate and limit any security interest the bank, financial institution or securities intermediary may have in the account on terms satisfactory to Agent.

Section 5.15 Compliance with Anti-Terrorism Laws.  Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and

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its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.  No Borrower will, directly or indirectly, knowingly enter into any Operative Documents or Material Contracts with any Blocked Person or any Person listed on the OFAC Lists.  Each Borrower shall immediately notify Agent if such Borrower has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Borrower will, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

ARTICLE 6 – FINANCIAL COVENANTS

Section 6.1 Additional Defined Terms.   The following additional definitions are hereby appended to Section 1.1 of this Agreement:

(a) “Debt Yield Percentage” means the quotient of (i) annualized EBITDARM for the Projects for the applicable measurement period divided by (ii) the outstanding principal balance of the Loan, expressed as a percentage.  The applicable measurement period shall be the three (3) month period immediately preceding the date of calculation until and including March 31, 2013; thereafter, the applicable measurement period shall be the six (6) month period immediately preceding the date of calculation.

(b) “EBITDARM” mean Net Operating Income plus (i) rent and management fees and (ii) replacement reserve (whether reserved or not) of $450.00 per bed or unit, as applicable, per annum, each as deducted in the determination of Net Operating Income for the applicable period.

(c) “Interest” means all interest and recurring charges or fees due and payable by Borrowers under this Agreement.

(d) “Modified Debt Service Coverage Ratio” means the ratio of (i) EBITDARM for the Projects based upon the three (3) month period ending on the date of calculation, to (ii) Interest due and owing during such period, provided, Agent may make pro forma adjustments to account for increases to the Base Rate or Base LIBOR Rate, as applicable.

(e) “Net Operating Income” means Operating Revenue minus Operating Expenses.

(f) “Operating Expenses” means the sum of the following for any period, without duplication, the expenses incurred in connection with owning and operating the Projects, determined on an accrual basis consistent with industry standards for such period (as determined in accordance with GAAP, and as reasonably adjusted by Agent), including, without limitation: (i) recurring expenses to third parties (e.g., real estate tax and insurance expenses or deposits, tenant improvements, leasing commissions, carpeting replacement, appliance and drapery replacement and such others as determined by Agent) which are not paid out of the replacement reserve, including payments by Operators to the landlords under the Operating Leases that are specifically designated as payment for such third party

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expenses, (ii) management fees (whether paid or not) in an amount equal to the greater of actual fees accrued or five percent (5.0%) of effective gross income for the Projects, (iii) a replacement reserve (whether reserved or not) of not less than $450.00 per bed or unit, as applicable, per annum, as adjusted by Agent in its reasonable discretion for projected capital expenditures, (iv) all interest and fees obligations accruing under any Debt other than the Loan (including FF&E, accounts receivable, or vehicle financing), and (v) any other property operating expenses relating to the normal operation of the applicable Projects, whether the expenses are the responsibility of Borrowers as landlords or Operators as tenants (with the intent being that, without duplication, all ordinary operating expenses for operating the Projects are deemed “Operating Expenses,” whether the landlord or the tenant is obligated to pay such expenses).  “Operating Expenses” shall specifically exclude income taxes, depreciation, amortization and base rents paid by Operators to Borrowers (to the extent such base rents do not include any payment for taxes, insurance or other operating expenses).

(g) “Operating Revenues” means, for any period of determination, the aggregate sum of all amounts collected from the operation of the Projects for the period, with a vacancy factor equal to the greater of actual vacancy or five percent (5.0%), (i) excluding any revenues as may be reasonably determined by Agent (x) to be non-recurring or extraordinary, or (y) to be of a type, nature or amount that would not customarily be generated at a Project of the type and nature of the Projects and (ii) net of any applicable contractual allowances or offsets.

Section 6.2 Modified Debt Service Coverage Ratio.  Beginning with the calendar quarter ending September 30, 2012 and calculated for each calendar quarter thereafter for so long as any Credit Exposure exists, the Modified Debt Service Coverage Ratio shall be not less than 1.10 to 1.00.

Section 6.3 Debt Yield Percentage.  For the calendar quarter identified below, the Debt Yield Percentage shall be not less than the minimum percentages set forth below:

Calendar Quarter Ending	Minimum Debt Yield Percentage
September 30, 2012 through June 30, 2013	7.0%
September 30, 2014 and the last day of each calendar quarter thereafter	8.0%

Section 6.4 Evidence of Compliance.  Borrowers shall furnish to Agent evidence of compliance with the financial covenants in this Article 6 by submitting to Agent a Compliance Certificate.

Section 6.5 Modifications to Covenants.  Notwithstanding the foregoing covenants contained in this Article 6, Agent may in its sole discretion for any quarter (a) replace any ratio set forth in this Article 6 with a less-restrictive ratio, (b) replace any percentage amount set forth in this Article 6 with a less-restrictive percentage amount, and/or (c) modify any of the definitions set forth in this Article 6 to make the terms thereof more favorable to Borrower, in each case as Agent may, in its sole discretion, from time to time specify in writing to Borrower.

Section 6.6 Financial Covenant Default.  In the event that Borrowers fail to satisfy the covenant in Section 6.3, Borrower shall have the option no more than twice in any twelve (12) month period to pay to Agent by no later than five (5) Business Days after the timely delivery of the Compliance Certificate required under this Agreement for the measurement period related to such failure, an amount

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equal to the Covenant Prepayment (as defined below) as a mandatory prepayment for the account of all Lenders.  The “Covenant Prepayment” shall be an amount determined by Agent in its sole discretion, but which will not exceed an amount which, if applied against the outstanding principal balance of the Loan, would be sufficient to satisfy the covenant in Section 6.3 as of the last calculation date, calculating the outstanding principal balance of the Loan after giving effect to such mandatory prepayment actually made.  A default under Section 6.3 shall be deemed an Event of Default under this Agreement only if Borrower fails to make any required prepayment of the Loan pursuant to the terms and conditions of this Section 6.6 together with the proportionate amount of any applicable fees owing with respect thereto.  Agent shall have the right to specify in writing an extended payment period for such mandatory prepayment, but no such extended payment period shall extend beyond the Commitment Expiry Date.

ARTICLE 7 – CONDITIONS

Section 7.1 Conditions to Closing.  The obligation of each Lender to make the initial advance in respect of the Loan shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist prepared by Agent or its counsel, each in form and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders and their respective counsel in their sole discretion:

(a) evidence of the consummation of the transactions (other than the funding of the Loan) contemplated by the Operative Documents, including without limitation the funding of any and all investments contemplated by the Operative Documents;

(b) the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(c) Agent shall have received general background verifications of the Credit Parties along with any principals, officers and directors of such Credit Parties, in form and substance acceptable to Agent; and

(d) the absence, since the date of the most recent financial statements delivered by Borrowers to Agent, of any material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party or any Project, or any event or condition which could reasonably be expected to result in such a material adverse change;

(e) the Projects have a Net Operating Income of $600,000 ending as of February 29, 2012 determined on an annualized basis.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document, each additional Operative Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 7.2 Searches.  Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), (c) and (d) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds:  (a) UCC searches with the Secretary of State and local filing offices of each jurisdiction where the applicable Person maintains its executive offices, a place of business, or assets and the jurisdiction in which the

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applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; (c) real property title and lien searches in each jurisdiction in which any real property Collateral is located; and (d) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.  Notwithstanding anything to the contrary contained herein, Borrowers shall only be responsible to pay for the costs of the searches described in clauses (a), (b), (c) and (d) above one time per calendar year (but excluding any searches performed on or before the Closing Date) so long as no Event of Default has occurred and is continuing.

Section 7.3 Post Closing Requirements.  Borrowers shall complete each of the post closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.3 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance reasonably satisfactory to Agent.

ARTICLE 8 – REGULATORY MATTERS

Section 8.1 Representations and Warranties.  To induce Agent and Lenders to enter into this Agreement and to make the Loan and other credit accommodations contemplated hereby, Borrowers hereby represent and warrant that, except as disclosed in Schedule 8.1, the following statements are true, complete and correct as of the date hereof, and Borrowers hereby covenant and agree to notify Agent within five (5) Business Days (but in any event prior to Borrowers submitting any requests for advances of reserves or escrows) following the occurrence of any facts, events or circumstances, whether threatened, existing or pending, that would make any of the following representations and warranties untrue, incomplete or incorrect (together with such supporting data and information as shall be necessary to fully explain to Agent the scope and nature of the fact, event or circumstance), and shall provide to Agent within three (3) Business Days of Agent’s request, such additional information as Agent shall request regarding such disclosure:

(a) Healthcare Permits.  Borrowers have (i) each Healthcare Permit and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the Projects or the assets of any Borrower, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit.  All such Healthcare Permits are valid and in full force and effect and Borrowers are in material compliance with the terms and conditions of all such Healthcare Permits, except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect would not have a Material Adverse Effect.

(b) Specific Licensing.  Each Project is duly licensed as an assisted living facility under the applicable laws of the state where the Project is located.  The licensed bed or unit capacity of each Project is shown on Schedule 8.1.  Borrowers have not granted to any third party the right to reduce the number of licensed beds or units in the Projects or the right to apply for approval to move any and all of the licensed beds or units in the Projects to any other location and there are no proceedings or contemplated to reduce the number of licensed beds in the Projects.

(c) Operating Leases.  If required under applicable Healthcare Laws, the Operating Lease has been approved by all necessary Governmental Authorities.  The rentals provided for under the Operating Lease comply with all applicable Healthcare Laws and do not exceed the sums permitted to be paid under applicable Healthcare Laws.

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(d) Resident Agreements.  The Resident Agreements comply with all applicable Laws, including Healthcare Laws.  Without the prior written consent of Agent, Borrowers shall not, and shall not permit the Operator to:  (i) materially modify the form of Resident Agreement previously approved by Agent other than modifications required to comply with applicable laws; (ii) accept any payment under any Resident Agreement more than one month in advance of its due date or in violation of the cash management or lockbox provisions of this Agreement; or (iv) enter into any Resident Agreement for a term of more than one (1) year, or upon rates other than market rates or upon a form that fails to comply with applicable Laws.

(e) Accreditation.  Borrowers have received and maintain accreditation in good standing and without impairment by all applicable accrediting organizations, to the extent required by law (including any equivalent regulation) or the terms of any Operating Lease pertaining to the Project.

(f) Participation Agreements/Provider Status/Cost Reports.

(i) There is no investigation, audit, claim review, or other action pending or, to the knowledge of any Borrower, threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor participation agreement or provider number or other Healthcare Permit or result in a Borrower’s exclusion from any Third Party Payor Program, nor has any Third Party Payor Program made any decision not to renew any participation agreement or provider agreement or other Healthcare Permit related to any Project, nor have the Borrowers made any decision not to renew any participation agreement or provider agreement or other Healthcare Permit, nor is there any action pending or threatened to impose material intermediate or alternative sanctions with respect to any Project.

(ii) The Borrowers, and, to the knowledge of the Borrowers, their contractors, have properly and legally billed all intermediaries and Third Party Payors for services rendered with respect to the Projects and have maintained their records to reflect such billing practices.  No funds relating to Borrowers are now, or, to the knowledge of Borrowers will be, withheld by any Third Party Payor.

(iii) Borrowers have the requisite participation agreement or provider number or other Healthcare Permit to bill the Medicare program and the respective Medicaid programs in the state or states in which such Borrowers operate (to the extent such Borrower participates in the Medicare or Medicaid program in such state or states) and all other Third Party Payor Programs (including, without limitation, Medicare) which have historically accounted for any portion of the revenues of such Project.

(g) All Medicare, Medicaid, and private insurance cost reports and financial reports submitted by the Borrowers are and will be materially accurate and complete and have not been and will not be misleading in any material respects.  No cost reports for the Projects remain “open” or unsettled and there are no current, pending or outstanding Medicare, Medicaid or other Third Party Payor Program reimbursement audits or appeals pending with respect to the Projects or the Borrowers.

(h) No Violation of Healthcare Laws.

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(i) None of the Projects, the Borrowers or any Manager are in violation of any Healthcare Laws, except where any such violation would not have a Material Adverse Effect.

(ii) Borrowers are HIPAA Compliant.

(i) Proceedings.  No Borrower nor any Project is subject to any proceeding, suit or investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services):  (i) which may result in the imposition of a fine, alternative, interim or final sanction, a lower reimbursement rate for services rendered to eligible patients which has not been provided for on their respective financial statements, or which would have a Material Adverse Effect on any Borrower or the operation of any individual Project; (ii) which could result in the revocation, transfer, surrender, suspension or other impairment of the operating certificate, provider agreement or Healthcare Permits of any Project; (iii) which pertains to or requests any voluntary disclosure pertaining to a potential overpayment matter involving the submission of claims to such payor by a Borrower; or (iv) which pertains to any state or federal Medicare or Medicaid cost reports or claims filed by any Borrower (including, without limitation, any reimbursement audits), or any disallowance by any commission, board or agency in connection with any audit of such cost reports.

(j) Ancillary Laws.  Borrowers have received no notice, and are not aware, of any violation of applicable antitrust laws, employment or landlord-tenant laws of any federal, state or local government or quasi-governmental body, agency, board or other authority with respect to the Projects or the Borrowers.

(k) Hill-Burton.  No Borrower is or will be a participant in any federal program whereby any federal, state or local government or quasi-governmental body, agency, board or other authority may have the right to recover funds by reason of the advance of federal funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.).

(l) Fraud and Abuse.

(i) No Borrower or Manager has, or to its knowledge has been threatened to have, and no owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in Manager or any Borrower has, engaged in any of the following:  (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under any Healthcare Laws; (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Healthcare Laws; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Healthcare Laws on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (I) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Healthcare Laws, or (II) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by any Healthcare

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Laws; (E) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known or should have been known to be (I) not provided as claimed, or (II) false or fraudulent; or (F) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (I) a facility in order that the facility may qualify for Governmental Authority certification, or (II) information required to be provided under 42 U.S.C. § 1320a-3.

(ii) No Borrower or Manager has been, or to its knowledge has been threatened to be, and no owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in Manager or any Borrower:  (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty, or has been “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; (E) has been made a party to any other action by any governmental authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any law; or (F) was or has become subject to any federal, state, local governmental or private payor civil or criminal investigations or inquiries, proceedings, validation review, program integrity review or statement of charges involving and/or related to its compliance with Healthcare Laws or involving or threatening its participation in Medicare, Medicaid or other Third Party Payor Programs or its billing practices with respect thereto.

Section 8.2 Licensed Facilities.

(a) Manager.  Borrowers shall, and shall cause each Operator to, cause the Projects at all times to be managed by the Principal (the “Manager”) pursuant to management/operating agreements approved by Agent in writing and that comply with all applicable Healthcare Laws (the “Management Agreements”).  In addition to (but not in limitation of) the covenants set forth in Section 5.10, Borrowers shall not (i) change the Manager of any Project or make any modification, amendment, termination or cancellation of the Management Agreements or agreements with brokers, (ii) enter into any other agreement relating to the management or operation of any Project with Manager or any other Person, (iii) consent to the assignment by Manager of its interest under the Management Agreements, or (iv) waive or release any of its rights and remedies under the Management Agreements, in each case, without the prior written consent of Agent given or withheld in Agent’s sole and absolute discretion.  Any substitute property manager shall be required to enter into an assignment and subordination of management or operating agreement in form and substance reasonably satisfactory to Agent.  Such restrictions and approval rights are solely for the purposes of assuring that the Projects are managed and operated in a first-class manner consistent with Healthcare Laws and the preservation and protection of the Projects as security for the Obligations and shall not place responsibility for the control, care, management or repair of the Projects upon Agent, or make Agent responsible or liable for any negligence in the management, operation, upkeep, repair or control of the Projects.

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(b) Transfer of Healthcare Permits and Operations.  Upon written notice from Agent to Borrowers following the occurrence of an Event of Default that is continuing hereunder, the following provisions shall be effective:

(i) Borrower shall execute, deliver and file all documents and statements requested by Agent to effectuate a transfer of the Healthcare Permits for the Project to a replacement operator designated by Agent (“Replacement Operator”), subject to required approval of any Governmental Authority.  Borrower further shall provide to Agent all information and records requested by Agent in connection with the transfer of the Healthcare Permits and provided, that Replacement Operator shall not be permitted to operate the Project under Healthcare Permits then held by the Operator.  Borrowers shall, or shall cause the Operator to, provide to Agent all information and records requested by Agent in connection with the transfer of the Healthcare Permits.

(ii) In order to facilitate an efficient transfer of the operations of the Project, Borrower shall, if and to the extent requested by Agent, (A) deliver to Agent copies of all Healthcare Permits and the most recent reports and notices pertaining to such Project required to be delivered under Section 4.1 or Section 4.9; (B) continue and maintain the operation of such Project in the Ordinary Course of Business, including, without limitation, the retention of all residents at the Project to the fullest extent possible until the transfer of the operations of such Project to the Replacement Operator is completed; (C) enter into such operation transfer agreements, management agreements, and other agreements as may be requested by Agent until the transfer of the operations of such Project to the Replacement Operator is completed; and (D) provide continued access to Agent and its agents to show such Project to potential Replacement Operators.  Borrower hereby consents to the disclosure by Agent to potential Replacement Operators of Borrower’s financial statements, licensure reports and surveys, financial and property due diligence materials and other documents, materials and information relating to the Project.

Section 8.3 Healthcare Operations.

(a) Borrower will timely file or caused to be timely filed (after giving effect to any extension duly obtained), all notifications, reports, submissions, Permit renewals, cost reports and other reports of every kind whatsoever required by applicable Healthcare Laws (which reports will be materially accurate and complete in all respects and not misleading in any respect and shall not remain open or unsettled).

(b) Borrower will maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Project for its current use, all Healthcare Permits necessary under applicable Healthcare Laws to carry on the business of Borrowers as it is conducted on the Closing Date.

(c) Borrower will not suffer or permit to occur any of the following:

(i) any transfer of a Healthcare Permit or rights thereunder to any Person (other than Borrowers or Agent) or to any location other than a Project approved by Agent in advance in writing;

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(ii) any pledge or hypothecation of any Healthcare Permit as collateral security for any indebtedness other than indebtedness to Agent;

(iii) any rescission, withdrawal, revocation, amendment or modification of or other alteration to the nature, tenor or scope of any Healthcare Permit without Agent’s prior written consent, including, without limitation, (A) any change to the authorized units/beds capacity of any Project and/or the number of units/beds approved by the applicable Governmental Authority, and (B) any transfer all or any part of any Project’s authorized units or beds to another site or location;

(iv) any voluntary transfer of any resident of any Project to any other facility, unless such transfer is at the request of the resident (without economic incentives being given to the resident by an Affiliate of any Borrower) or its payor or is for reasons relating to non-payment or the health, required level of medical care or safety of the resident to be transferred;

(v) without Agent’s prior written consent, the provision by any Borrower of additional regulated services at any Project, including, without limitation, medical services; or

(vi) any fact, event or circumstance for which notice to Agent is required under Section 8.1.

(d) Borrower will maintain a corporate health care regulatory compliance program (“CCP”) which includes at least the following components and allows Agent and/or any outside consultants from time to time to review such CCP:  (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to immediately respond to detected violations of the CCP.

(e) Borrower will at all times be, and cause all Managers to be, HIPAA Compliant.

(f) If any Project is currently accredited by JCAHO, Borrower will (i) maintain such accreditation in good standing and without limitation or impairment, (ii) promptly submit to JCAHO a plan of correction for any deficiencies listed on any JCAHO accreditation survey report, and (iii) cure all such deficiencies within such time frame as is necessary to preserve and maintain in good standing and without limitation or impairment of such JCAHO accreditation.

Section 8.4 Third Party Payor Programs.  Neither the Projects, nor any Borrower, shall, other than in the Ordinary Course of Business, change the terms of any Third Party Payor Programs or its normal billing payment and reimbursement policies and procedures with respect thereto (including without limitation the amount and timing of finance charges, fees and write-offs).  Borrowers will (a) maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts

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which would materially impair the use or operation of any Project for its current use, all Healthcare Permits necessary under Healthcare Laws to continue to receive reimbursement under all Third Party Payor Programs in which any Borrower or any Project participates as of the date of this Agreement, and (b) provide to Agent upon request, an accurate, complete and current list of all participation agreements with Third Party Payors with respect to the business of Borrowers.  Borrowers shall at all times comply with all requirements, contracts, conditions and stipulations applicable to Borrowers in order to maintain in good standing and without default or limitation all such participation agreements.

Section 8.5 Cures.  If there shall occur any fact, event or circumstance for which Borrowers are required to give Agent notice under Section 8.1 above after the Closing Date, Borrowers shall take such action as is necessary to validly challenge or otherwise appropriately respond to such fact, event or circumstance within any timeframe required by applicable Healthcare Laws, and shall thereafter diligently pursue the same to a favorable conclusion, all to the effect that the fact, event or circumstance giving rise to Borrowers’ notice obligation under Section 8.1 shall be dismissed, rescinded, eliminated and otherwise cease to exist on that date which is the earlier to occur of (a) sixty (60) days after the date any Borrower or any of its Affiliates became aware of such fact, event or circumstance, or (b) the expiration of any cure period given under applicable Healthcare Laws; provided, however, that Borrowers will not permit to exist or occur any fact, event or circumstance which could cause any representation or warranty in the following subsections of Section 8.1 to be untrue, incomplete or incorrect or which could trigger a disclosure obligation under such section.

ARTICLE 9 – REAL PROPERTY MATTERS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 9.1 Operating Leases.

(a) Without the prior written consent of Agent, Borrowers shall not: (i) enter into any Leases other than the Operating Leases and the Resident Agreements; (ii) modify, amend, renew, surrender, terminate, consent to a sublease of, consent to a transfer of, abate rent or other payments due under or otherwise grant any financial or other concession under any Lease except for immaterial, non-monetary modifications; (iii) accept any rental payment under any Leases more than one month in advance of its due date; or (iv) enter into any ground lease of any Project.

(b) Borrowers shall, and shall cause Operator to provide Agent with a copy of all Leases (excluding Resident Agreements) no less than ten (10) days prior to execution of such Leases and such Leases shall be on the form of lease reasonably approved by Agent (which form shall include an automatic attornment provision whereby, in the event of a foreclosure, the tenant automatically shall recognize the successor owner as landlord and such tenant shall have no right to terminate its lease in the event of such foreclosure).

(c) Any Operating Lease shall at all times be in form and substance reasonably satisfactory to Agent; provided that Lender acknowledge and agrees that the Operating Lease in effect as of the date hereof is approved by Agent.  The Operating Lease shall at all times require the tenant thereunder to furnish to Borrowers such information as Borrowers shall require to fulfill their obligations to Agent under this Agreement.

(d) Borrowers shall not suffer or knowingly permit any breach or default to occur in any of Borrowers’ obligations under any of the Leases nor suffer or knowingly permit the same to terminate by reason of any failure of Borrowers to meet any requirement of any Lease.  Borrowers shall notify Agent promptly in writing in the event an Operator commits a default under an Operating Lease.

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Borrowers shall notify Agent promptly in writing in the event a tenant other than an Operator commits a material default under a Lease.

(e) Borrowers shall not suffer or knowingly permit any breach or default by an Operator to occur in any of the Operator’s obligations under any Resident Agreement nor suffer or permit the same to terminate by reason of any failure of the Operator to meet any requirement of any Resident Agreement.

(f) If the Operator for a Project is a Person separate and distinct from the Borrowers, then the Operator’s occupancy of the Project shall at all times be pursuant to the Operating Leases approved by Agent.  Each such Operating Lease shall provide Agent the right to terminate the occupancy rights of the Operator upon Agent (or its designee) or any receiver taking possession of the applicable Project or acquisition of the applicable Project through foreclosure, a deed in lieu of foreclosure, UCC sale or otherwise.  In the event a Operator loses its license to operate a Project, Borrowers shall act in good faith to promptly replace such Operator or assist such Operator to reinstate such license in accordance with the terms of the applicable Project Operating Lease.

Section 9.2 Project Use and Operation.

(a) Without the prior written consent of Agent in each instance, which consent shall not be unreasonably withheld or delayed, Borrowers shall not demolish, remove, construct, or, except as otherwise expressly provided herein, restore, or alter the Projects or any portion thereof; nor consent to or permit any such demolition, removal, construction, restoration, addition or alteration which would diminish the value of the Projects; provided, however, that Borrower shall be permitted to perform non-structural alterations to the Project which are cosmetic in nature and the cost of which does not exceed $50,000.00 per calendar year.  No excavation, construction, earth work, site work or any other mechanic’s lienable work shall be done to or for the benefit of a Project, without Agent’s approval, except for normal repair and maintenance in the Ordinary Course of Business.  Borrowers shall, at their expense, (i) take good care of the Projects including grounds generally, and utility systems and sidewalks, roads, alleys, and curbs therein, and shall keep the same in good, safe and insurable condition and in compliance with all applicable Laws, (ii) promptly make all repairs to the Projects, above grade and below grade, interior and exterior, structural and nonstructural, ordinary and extraordinary, unforeseen and foreseen, and maintain the Projects in a manner consistent with their quality and use as required hereby, and (iii) not commit or suffer to be committed any waste of the Projects or do or suffer to be done anything which will increase the risk of fire or other hazard to the Projects or impair the value thereof.  Borrowers shall keep the sidewalks, vaults, gutters and curbs comprising, or adjacent to, the Projects, clean and free from dirt, snow, ice, rubbish and obstructions.

(b) Unless required by applicable Law, Borrowers shall not permit or engage in changes in the use of any Project (including any change from residential to non-residential use, or from non-residential use to residential use) from the use at the time this Agreement was executed without Agent’s prior written consent.  Borrowers shall not request and shall not initiate or acquiesce in a change in the plat of subdivision, or zoning classification or use of any Project, or grant any encumbrances or easements burdening any Project, without in each case obtaining Agent’s prior written consent.  Borrowers shall not desert or abandon the Projects or cause or permit the use or occupancy of any part of the Projects to be discontinued if such discontinuance or use change would violate any zoning or other law, ordinance or regulation.

(c) Borrowers shall not, and neither shall permit, the Projects or any portion thereof to be converted or take any preliminary actions which could lead to a conversion to condominium or cooperative form or ownership.

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(d) All of Borrowers’ FF&E shall always be located at such Project and shall be kept free and clear of all Liens other than the Permitted Liens.  Borrowers shall not, without the prior written consent of Agent, remove or permit to be removed from any Project any of the FF&E except to repair or replace the same.

(e) Borrowers shall not consent to or initiate the joint assessment of any Project (i) with any other real property constituting a separate tax lot and Borrowers represent and covenant that each Project is are and shall remain a separate tax lot, or (ii) with any portion of the Projects which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Project as a single lien.

Section 9.3 Casualty Proceeds.

(a) Borrowers shall notify Agent promptly of the commencement or threat of any Taking of one or more of the Projects or any portion thereof or of the occurrence of any casualty with respect to any Project.

(b) Subject to the provisions of Section 9.3(d) and 9.4 below, Agent may elect to collect, retain and apply against the Obligations of Borrowers under this Agreement or any of the other Financing Documents all proceeds of insurance resulting from any loss at any Project or of any Taking of all or any portion of a Project (individually and collectively referred to as “Casualty Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges.  If any insurance proceeds are paid by check, draft or other instrument payable to any Borrower and Agent jointly, such Borrower authorizes Agent to endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Agent is authorized and empowered, and each Borrower hereby irrevocably appoints Agent as its (or their) attorney-in-fact (such appointment is coupled with an interest), at Agent’s option, to make or file proofs of loss or damage and to settle and adjust any claim under insurance policies which insure against such risks, or to direct Borrowers, in writing, to agree with the insurance carrier(s) on the amount to be paid in regard to such loss.  Any Casualty Proceeds remaining after repayment of the Obligations shall be paid by Agent to Borrowers.

(c) Notwithstanding anything in Section 9.3(b) to the contrary, in the event of any casualty to any Project, Agent agrees to make available the Casualty Proceeds to restoration of the Project if (i) no Event of Default exists or would likely occur during the restoration period, (ii) all Casualty Proceeds are deposited with Agent, (iii) in Agent’s reasonable judgment, the amount of Casualty Proceeds available for restoration of the Project is sufficient to pay the full and complete costs of such restoration, and that Borrower is likely to achieve the levels of Net Operating Income that existed prior to the casualty for the affected Project within twelve (12) months following the substantial completion of the restoration of the Project, (iv) no Operating Lease pertaining to the affected Project is or will be terminated as a result of such casualty, and each Operator under an applicable Operating Lease for the affected Project shall have reaffirmed its Operating Lease and continuing obligation to pay rent in accordance with the terms of the Operating Lease, without offset or recoupment, upon restoration of the Project (and during the restoration if so required under the Operating Lease), (v) the Net Operating Income from the affected Project (taking into account the effect of business interruption or rent loss insurance) will not decrease more than thirty five percent (35%) as a result of such casualty, (vi) the Net Operating Income from all Projects, if applicable (taking into account the effect of business interruption or rent loss insurance), will not decrease more than twenty percent (20%) as a result of such casualty, (vii) in Agent’s sole

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determination, the Obligations will not exceed seventy-five percent (75%) of the fair market value of the Project after completion of restoration but prior to any re-tenanting, (viii) in Agent’s reasonable determination, the affected Project can be restored to an architecturally and economically viable project in compliance with applicable Laws, (ix) each Guarantor, if any, reaffirms any Guarantee and any other Financing Document to which it is a party, in writing, (x) in Agent’s reasonable determination, such restoration is likely to be completed not later than twelve (12) months prior to the Termination Date, and (xi) the Borrowers provide Agent an updated insurance certificate indicating that all required insurance  hereunder in respect of the Projects, including business interruption insurance, has been extended to a date that is no less than twelve (12) months from the date such restoration is completed.

(d) Notwithstanding the foregoing, if the damage to the Project does not exceed $250,000, and so long as no Default has occurred and is continuing, Borrowers shall be entitled to receive the Casualty Proceeds attributable thereto, provided, however, that Borrowers shall use the Casualty Proceeds to restore or rebuild the Project to its condition prior to such casualty or Taking.

Section 9.4 Borrowers’ Obligation to Rebuild and Use of Casualty Proceeds.

(a) In case Agent does not elect to apply or does not have the right to apply the Casualty Proceeds to the Obligations, as provided in Section 9.3 above, Borrowers shall:

(i) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Casualty Proceeds to be deposited with Agent;

(ii) In the event of any delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Casualty Proceeds, deposit with Agent the full amount required to complete construction as aforesaid;

(iii) In the event the Casualty Proceeds are insufficient to assure Agent that the all contemplated repairs or construction will be completed, promptly deposit with Agent any amount necessary to assure that such contemplated repairs or construction will be completed; and

(iv) Promptly proceed with the assumption of construction of the Project, including the repair of all damage resulting from such casualty, Taking or other cause and restoration to its former condition.

(b) Any request by Borrowers for a disbursement by Agent of Casualty Proceeds and funds deposited by Borrowers shall be subject to reasonable construction loan type draw requirements as reasonably determined by Agent.

(c) Notwithstanding anything to the contrary, if the damage to the Projects does not exceed $250,000.00 and so long as no Default has occurred and is continuing, Borrowers may settle and adjust any claim without the consent of Agent and agree with the insurance company or companies (or Governmental Authority, in the case of a Taking) on the amount to be paid upon the loss, provided, however, that such adjustment is carried out in a competent and timely manner.  Any monies collected under this subsection (c) shall be applied in accordance with Section 11.6 below.

(d) If the damage to the Projects exceeds $250,000.00, then Agent may elect to file the respective proof of loss, settle and adjust any claim without the consent of Borrowers and agree with the insurance company on the amount of the Casualty Proceeds in the place and stead of Borrowers and

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without the consent of Borrowers; provided, however, that so long as no Default exists, Agent agrees to work with Borrowers and to keep Borrowers fully apprised of any and all action Agent takes to settle or adjust any claim.  Borrowers hereby release Agent from any and all liability with respect to the settlement and adjustment by Agent of any claims in respect of any casualty.

Section 9.5 Tax Reduction Proceedings.  During the occurrence and continuation of an Event of Default, Borrowers shall be deemed to have appointed Agent as their attorney-in-fact to seek a reduction or reductions in the assessed valuation of the Projects for real property tax purposes or for any other purpose and to prosecute any action or proceeding in connection therewith.  This power, being coupled with an interest, shall be irrevocable for so long as any part of the Obligations remains unpaid and any Event of Default shall be continuing.

Section 9.6 Commingling; FIRPTA.  No Borrower has commingled the funds related to the Projects with funds from any other property.  Neither Borrowers nor any partner, stockholder, member or other principal in Borrowers is or will be, and no legal or beneficial interest of a partner, stockholder, member or other principal in Borrowers is or will be held, directly or indirectly, by a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of the Internal Revenue Code Sections 897, 1445 or 7701, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

Section 9.7 Representations and Warranties.  To induce Agent and Lenders to enter into this Agreement and to make the Loan and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender the following with respect to each individual Project, standing alone and without reliance upon any other Project:

(a) Except as disclosed to Agent in writing, (i) no condemnation of any portion of any Project, has commenced or, to any Borrower’s knowledge, is contemplated by any Governmental Authority, (ii) except as disclosed to Agent in writing, no condemnation or relocation of any roadways abutting any Project has commenced or, to any Borrower’s knowledge, is contemplated by any Governmental Authority, and (iii) no proceeding to deny access to any Project from any point or planned point of access to any Project, has commenced or, to any Borrower’s knowledge, is contemplated by any Governmental Authority.

(b) The use of any Project as an assisted living facility and the contemplated accessory uses do not violate, in any material respects, (i) any Laws (including subdivision, zoning and building Laws and Environmental Laws), or (ii) any building permits, covenants, conditions and restrictions of record, or agreements affecting any Project or any part thereof.  Neither the zoning authorizations, subdivision approvals or variances nor any other right to construct or to use any Project is to any extent dependent upon or related to any real estate other than the real property constituting the Collateral.  Except as disclosed to Agent on the land title surveys delivered to Agent prior to the Closing Date, no building or other improvement encroaches upon any property line, building line, set back line, side yard line or any recorded or visible easement (or other easement of which Borrowers are aware or has reason to believe may exist) with respect to any Project.  No Project is situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or designated as a wetland by any governmental entity having jurisdiction over the Project.  All Permits required for the use and occupancy of the Project have been obtained.  All Laws relating to the construction of and operation of the Projects have been complied with in all material respects and all permits and licenses required for the construction of and operation of the Project have been obtained.  The

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Project is accessible through fully improved and dedicated roads, accepted for maintenance and public use by public authority having jurisdiction.  The Project has adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone facilities, other required public utilities, fire and police protection, and means of access between the Project and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws.  The Project includes all property and rights that may be reasonably necessary or desirable to promote the present uses and enjoyment thereof.  To the best of each Borrower’s knowledge, there are no, nor are there any alleged or asserted, violations of law, regulations, ordinances, codes, permits, licenses, declarations, covenants, conditions or restrictions of record, or other agreements relating to any Project, or the improvements thereto, or any part thereof.  Final certificates of occupancy or non-residential use permits have been obtained for all improvements on the Project.  The parcels of land comprising the Project are contiguous, subdivided parcels and are in full compliance with applicable subdivision ordinances.  No subdivision or resubdivision of such parcels is required to:  (y) convey, transfer, assign or lease such parcels, either individually or as a whole; or (z) rebuild after a casualty all or any portion of the improvements on the Project to current size and configuration.

(c) The Project is taxed separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel.  There are no unpaid or outstanding real estate or other taxes or assessments on or against any Project or any part thereof, except general real estate taxes for fiscal year 2012 not yet due or payable.  To each Borrower’s knowledge, there is no pending or contemplated action pursuant to which any special assessment may be levied against any portion of any Project.

(d) There has been no damage or destruction of any part of any Project by fire or other casualty that has not been repaired.  There are presently no existing defects in any Project and no repairs or alterations thereof are reasonably necessary or appropriate.

(e) Except for the Operating Leases which have been provided to and approved by Agent in writing, neither Borrower nor any Operator has entered into any non-residential Leases that are currently in effect other than as set forth on the rent roll delivered by Borrower to Agent prior to the closing of the Loan, which Borrower certifies is true and correct in all material respects.  True, correct and complete copies of the form of Lease, Resident Agreement and other lease or care documents and all non-residential Leases, as amended, as in effect with respect to Borrower’s or Operator’s operation of the Project, have been delivered to Agent.  All Leases are in full force and effect.  Neither Borrower nor, to Borrower’s knowledge, any tenant is in default under any Lease.  Borrower has disclosed to Agent in writing any material default by any tenant under any Lease and no notice of termination has been issued under any Lease.  All rents or other payments required of the tenant under the Lease due to date have been collected and have been collected no more than one (1) month in advance, and no tenant has been granted any rent concession or inducement whatsoever except as reflected on the rent roll previously delivered to Agent.

(f) Each Project has in place an approved, automatic sprinkler system as described in 42 C.F.R. 483.70.

ARTICLE 10 – SECURITY AGREEMENT

Section 10.1 Grant of Security Interest.  As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby assign and grant to Agent, for the benefit of itself and for the Lenders, a continuing first priority Lien on and security interest in, upon, and to all right, title and interest in and to any and all property and interests in property of Borrowers whether now owned or hereafter created,

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acquired or arising including all of the following properties and interests in properties (the “Personal Property”; unless otherwise defined in this Agreement, all terms used in this Article 10 shall have the meanings given them in Article 9 of the UCC):

(a) all of Borrowers’ Accounts (including all healthcare insurance receivables), and all of Borrowers’ money, contract rights, chattel paper, documents, deposit accounts, securities, Securities Accounts, investment property and instruments with respect thereto, and all of Borrowers’ rights, remedies, security, Liens and supporting obligations, in, to and in respect of the foregoing;

(b) to the extent not listed above, all of Borrowers’ money, securities, investment property, deposit accounts, instruments, general intangibles, intellectual property, healthcare insurance receivables, inventory and other property and the proceeds thereof;

(c) all of Borrowers’ letter-of-credit rights and commercial tort claims;

(d) all of Borrowers’ now owned or hereafter acquired machinery, equipment, computer equipment, tools, tooling, furniture, fixtures, goods, supplies, materials, work in process, whether now owned or hereafter acquired, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, all replacements thereof and substitutions therefor, and all cash and non-cash proceeds and products thereof and all present and future warranties, manuals and other written materials relating thereto;

(e) all of Borrowers’ now owned or hereafter acquired goods of any kind and any and all tangible and intangible books and records of Borrowers relating to Borrowers, their businesses, their financial condition, records and statements, the Projects and/or the Collateral;

(f) to the extent not listed above as original collateral, the proceeds (including, without limitation, insurance proceeds) and products of any or all of the foregoing, and all accessions to, substitutions for or replacements of and rents and profits from any or all of the foregoing; and

(g) to the extent not listed above, all of Borrower’s rights as a secured party in and to the property of Operator to which Operator granted a security interest in favor of Borrowers under an Operating Lease.

Section 10.2 Representations Regarding Security Interest.  Pursuant to the Liens created pursuant to Section 10.1 above and pursuant to all of the other Security Documents (if any) (including, without limitation, any and all UCC financing statements being filed by Agent), and assuming that any such Security Document that is intended to be filed with any governmental public recording office has been so filed, Agent has been granted and has a valid and perfected first priority security interest and Lien in the Collateral, including the Personal Property (subject only to any Permitted Liens under the terms of this Agreement and the other Financing Documents) securing the payment of the Obligations, and such security interests and Liens are entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable Laws as enacted in any relevant jurisdiction which relate to perfected security interests.  To Borrower’s knowledge, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (a) the grant by each Borrower to Agent of the security interests and Liens in the Collateral, including the Personal Property, provided for under this Agreement and the other Security Documents (if any), or (b) the exercise by Agent of its rights and remedies with respect to the Collateral, including the Personal Property, provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC.

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Section 10.3 Financing Statements.  Each Borrower hereby authorizes Agent to file without the signature of such Borrower one or more UCC financing statements relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired), in such jurisdictions as Agent from time to time determine are appropriate, and to file without the signature of such Borrower any continuations of or amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral.

ARTICLE 11 – EVENTS OF DEFAULT

Section 11.1 Events of Default.  For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) any Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document, or there shall occur any default in the performance of or compliance with any of the following sections of this Agreement:  Sections 4.1, 4.4(d) and 4.6, Article 5, and Article 6;

(b) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 11.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within fifteen (15) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Borrower or any other Credit Party of such default;

(c) any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d) (i) failure of any Borrower to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loan) or in respect of any Swap Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loan) or in respect of any Swap Contract, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any such Swap Contract, to cause, Debt or other liabilities having an individual principal amount in excess of $50,000 or having an aggregate principal amount in excess of $50,000 to become or be declared due prior to its stated maturity; or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt;

(e) any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee,

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receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party;

(g) intentionally deleted;

(h) one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $50,000 shall be rendered against any or all Borrowers and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(i) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens;

(j) the institution by any Governmental Authority of felony criminal proceedings against any Credit Party;

(k) a default or event of default occurs and is continuing under any Guarantee of any portion of the Obligations;

(l) any Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;

(m) the occurrence of any fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect, if such default shall have continued unremedied for a period of ten (10) days after written notice from Agent;

(n) intentionally deleted;

(o) there shall occur any default or event of default under any of any Operating Lease or other Operative Document and such default remains uncured beyond any applicable cure periods;

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(p) there shall occur any Change in Control of Borrower;

(q) any failure of any Credit Party to strictly comply with any of provisions of any Financing Document pertaining to Hazardous Materials, Environmental Laws or Environmental Liabilities; or

(r) the introduction of, or any change in, any law or regulation governing or affecting the healthcare industry, including, without limitation, any Healthcare Laws, which could reasonably be expected to have a Material Adverse Effect with respect to the Project.

Notwithstanding the foregoing, if a Credit Party fails to comply with any same provision of this Agreement two (2) times in any twelve (12) month period and Agent has given to Borrower Representative in connection with each such failure any notice to which Borrowers would be entitled under this Section before such failure could become an Event of Default, then all subsequent failures by a Credit Party to comply with such provision of this Agreement shall effect an immediate Event of Default (without the expiration of any applicable cure period) with respect to all subsequent failures by a Credit Party to comply with such provision of this Agreement, and Agent thereupon may exercise any remedy set forth in this Article 11 without affording Borrowers any opportunity to cure such Event of Default.

All cure periods provided for in this Section 11.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 11.2 Acceleration and Suspension or Termination of Loan Commitment.  Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Loan Commitment and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, such reduction shall be pro rata among the Lenders having a Loan Commitment Percentage), and/or (b) by notice to Borrower Representative declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 11.1(e) or 11.1(f) above, without any notice to any Borrower or any other act by Agent or the Lenders, the Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 11.3 UCC Remedies.  Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law.  Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral to use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Collateral; to execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or

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proceedings in connection with the Collateral; and to do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

Section 11.4 Default Rate of Interest.  At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loan and other Obligations shall bear interest at rates that are five percent (5.0%) per annum in excess of the rates otherwise payable under this Agreement.

Section 11.5 Setoff Rights.  During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower (regardless of whether such balances are then due to such Borrower), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent and unless the identity of such Lender is made known to Borrower prior to such setoff.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.  Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 11.5.

Section 11.6 Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any other Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied:  first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth, to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents.  Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 11.7 Waivers.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives:  (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release,

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compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, instruments, chattel paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws.  Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b) Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Borrowers to comply with all such requirements.  Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loan, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents.  Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment.  The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loan, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Agent and Lenders are not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loan have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.

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(e) Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents.  In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances:  (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect.  Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of the any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 11.8 Injunctive Relief.  The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein.  However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.  Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief.  By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Documents executed by such Credit Party.

Section 11.9 Marshalling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that Borrower makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

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ARTICLE 12 – [RESERVED]

ARTICLE 13 – AGENT

Section 13.1 Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Subject to the terms of Section 13.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders.  The provisions of this Article 13 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party.  Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.

Section 13.2 Agent and Affiliates.  Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 13.3 Action by Agent.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 13.4 Consultation with Experts.  Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 13.5 Liability of Agent.  Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party.  Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed

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by the proper party or parties.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 13.6 Indemnification.  Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 13.7 Right to Request and Act on Instructions.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 13.6.

Section 13.8 Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 13.9 Collateral Matters.  Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Loan Commitment and payment in full of all Obligations; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) release or subordinate any Lien granted to or held by Agent under any Security Document constituting personal property described herein (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any personal property described herein).  Upon request

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by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 13.9.

Section 13.10 Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent, as provided in Section 11.5), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 13.11 Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will notify each Lender of its receipt of any such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 13.12 Assignment by Agent; Resignation of Agent; Successor Agent.

(a) Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Borrowers.  Following any such assignment, Agent shall give notice to the Lenders and Borrowers.  An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b) Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

(c) Upon (i) an assignment permitted by subsection (a) above or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to

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and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 13.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

Section 13.13 Payment and Sharing of Payment.

(a) Loan Payments.  Payments of principal, interest and fees in respect of the Loan will be settled on the date of receipt if received by Agent on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month.

(b) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c) Defaulted Lenders.  The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(d) Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.7(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 13.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender

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the purchase price to the ratable extent of such recovery, without interest.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 11.5) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation).  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.

Section 13.14 Right to Perform, Preserve and Protect.  Upon the occurrence and continuation of an Event of Default, if any Credit Party fails to perform any obligation hereunder or under any other Financing Document (after giving effect to any cure periods provided for in this Agreement or such other Financing Document), Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense.  Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations.  Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 13.14.  Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 13.14, in accordance with the provisions of Section 13.6.

Section 13.15 Additional Titled Agents.  Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents.  Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender.  At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 13.16 Amendments and Waivers.

(a) No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by each Credit Party that is a party thereto, the Required Lenders, and any other Lender to the extent required under Section 13.16(b); provided, however, that (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (ii) Agent shall be entitled, in its sole and absolute discretion, to waive any financial covenant of any Credit Party.

(b) In addition to the required signatures under Section 13.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i) if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or

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(ii) if the rights or duties of Agent are affected thereby, by Agent;

provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (i) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (ii) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(b)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or for any termination of any commitment; (iii) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (iv) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (iv), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (v) amend, waive or otherwise modify this Section 13.16(b) or the definitions of the terms used in this Section 13.16(b) insofar as the definitions affect the substance of this Section 13.16(b); or (vi) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (vi), pursuant to a merger or consolidation permitted pursuant to this Agreement.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (iii), (iv), (v) and (vi) of the preceding sentence.

Section 13.17 Assignments and Participations.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder.  Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above.  Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii) From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations

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hereunder (other than those that survive termination pursuant to Section 14.1).  Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender).  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof.  The entries in such register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(iv) Notwithstanding the foregoing provisions of this Section 13.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v) Notwithstanding the foregoing provisions of this Section 13.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”).  At any time when the Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 13.17(a).  Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service.  If so elected by each of Agent and the Borrowers, Agent’s and the Borrowers’ approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service.  Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b) Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  Each Borrower agrees that if amounts outstanding under this Agreement are due and

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payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(c) Replacement of Lenders.  Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.7(d), which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.7(a), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, the Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender.  In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 13.17(a); provided, however, that (i) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.7(a) or Section 2.7(d), as applicable, of this Agreement through the date of such sale and assignment, and (ii) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment.  In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 13.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 13.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 13.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 13.17(a), Borrowers, shall be effective for purposes of this Section 13.17(c) and Section 13.17(a).  Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 14.1.

(d) Credit Party Assignments.  No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 13.18 Buy-Out Upon Refinancing.  MCF shall have the right to purchase from the other Lenders all of their respective interests in the Loan at par in connection with any refinancing of the Loan upon one or more new economic terms, but which refinancing is structured as an amendment and restatement of the Loan rather than a payoff of the Loan.

Section 13.19 Lender’s Rights to Offset, Set-Off.  Notwithstanding anything to the contrary contained in Section 11.5, each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker's lien or similar rights against any deposit or other indebtedness of Borrowers whether or not located in any state with certain laws restricting lenders from pursuing multiple collection methods

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could result under such laws in significant impairment of the ability of all Lenders to recover further amounts in respect of the Loan.  THEREFORE, EACH LENDER AGREES THAT NO LENDER SHALL EXERCISE ANY SUCH RIGHT OF SET-OFF, BANKER'S LIEN, OR OTHERWISE, AGAINST ANY ASSETS OF ANY BORROWER (INCLUDING ALL GENERAL OR SPECIAL, TIME OR DEMAND, PROVISIONAL OR OTHER DEPOSITS AND OTHER INDEBTEDNESS OWING BY SUCH LENDER TO OR FOR THE CREDIT OR THE ACCOUNT OF ANY BORROWER) WITHOUT THE PRIOR WRITTEN CONSENT OF AGENT AND THE REQUIRED LENDERS.

Section 13.20 Definitions.  As used in this Article 13, the following terms have the following meanings:

“Additional Titled Agents” has the meaning set forth in Section 13.15.

“Affected Lender” has the meaning set forth in Section 13.17(c).

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Assignment Agreement” means an assignment agreement in form and substance acceptable to Agent.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of a Borrower’s Affiliates.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Replacement Lender” has the meaning set forth in Section 13.17(c).

“Settlement Service” has the meaning set forth in Section 13.17(a)(v).

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ARTICLE 14 – MISCELLANEOUS

Section 14.1 Survival.  All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents.  The provisions of Sections 2.7 and 14.15 and Article 13 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement, and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 14.2 No Waivers.  No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 14.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 14.3(b) and (c).  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 14.3(a).

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including facsimile, e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication.  The Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website

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shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 14.4 Severability.  In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 14.5 Headings.  Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 14.6 Confidentiality.

(a)           Borrower agrees (i) not to transmit or disclose provisions of any Financing Document to any Person (other than to Borrowers’ advisors and officers on a need-to-know basis or as otherwise may be required by Law) without Agent’s prior written consent, (ii) to inform all Persons of the confidential nature of the Financing Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.

(b)           Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loan, the Agent or a Lender; provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person; and (v) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization.  For the purposes of this Section, “Securitization” shall mean (A) the pledge of the Loans as collateral security for loans to a Lender or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loan.  Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either:  (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party; provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information.  The obligations of Agent and Lenders under this Section 14.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Section 14.7 Waiver of Consequential and Other Damages.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this

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Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 14.8 GOVERNING LAW; SUBMISSION TO JURISDICTION.  THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.  EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN MONTGOMERY COUNTY, MARYLAND AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 14.9 WAIVER OF JURY TRIAL.  EACH BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH BORROWER, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 14.10 Publication; Advertisement.

(a) Publication.  No Credit Party will directly or indirectly transmit or disclose any term or provision of any Financing Document to any Person, publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with MCF’s prior written consent.

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(b) Advertisement.  Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication.  In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.

Section 14.11 Counterparts; Integration.  This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures by facsimile or by electronic mail delivery of an electronic version (e.g., .pdf or .tif file) of an executed signature page shall bind the parties hereto.  This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 14.12 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 14.13 Time.  Time is of the essence in each Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

Section 14.14 Lender Approvals.  Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 14.15 Expenses; Indemnity.

(a) Borrowers agree to pay all reasonable legal, audit and appraisal fees and all other reasonable out-of-pocket charges and expenses incurred by Agent and Lenders (including the fees and expenses of Agent’s counsel, advisors and consultants) in connection with the negotiation, preparation, legal review, syndication and execution of each of the Financing Documents, including but not limited to UCC and judgment lien searches and UCC filings and fees for post-closing UCC and judgment lien searches.  In addition, Borrowers shall pay all such fees and expenses associated with any amendments, modifications and terminations to the Financing Documents following closing.  If Agent or any Lender uses in-house counsel for any of these purposes, Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent or such Lender for the work performed.

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(b) Borrowers agree to pay all out-of-pocket charges and expenses incurred by Agent (including the fees and expenses of Agent’s counsel, advisers and consultants) in connection with the administration of this Agreement and the other Financing Documents and the credit facilities provided hereunder and thereunder, the administration, enforcement, protection or preservation of any right or claim of Agent, the termination of this Agreement, the termination of any Liens of Agent on the Collateral, or the collection of any amounts due under the Financing Documents, including any such charges and expenses incurred in connection with any “work-out” or with any proceeding under the Bankruptcy Code with respect to any Credit Party.  If Agent uses in-house counsel for any of these purposes (i.e., for any task in connection with the enforcement, protection or preservation of any right or claim of Agent and Lenders and the collection of any amounts due under the Financing Documents or in connection with any other purpose mentioned in the foregoing sentence), Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent for the work performed.

(c) Borrowers hereby indemnify and agree to defend (with counsel acceptable to Agent) and hold harmless Agent and Lenders, their partners, officers, agents and employees (collectively in the singular, “Indemnitee”) from and against any liability, loss, cost, expense (including reasonable attorneys’ fees and expenses for both in-house and outside counsel), claim, damage, suit, action or proceeding ever suffered or incurred by any Indemnitee or in which an Indemnitee may ever be or become involved (whether as a party, witness or otherwise) (i) arising from any Credit Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under the Financing Documents, (ii) arising from the breach of any of the representations or warranties contained in any Financing Document, (iii) arising by reason of this Agreement, the other Financing Documents or the transactions contemplated hereby or thereby, or (iv) relating to claims of any Person with respect to the Collateral; provided, however, Borrower shall not be liable under this Section 14.15(c) to the extent such loss is solely related to Indemnitee’s gross negligence or willful misconduct.

(d) Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 14.15 shall survive the payment in full of the Obligations and the termination of this Agreement.  NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 14.16 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.

Section 14.17 USA PATRIOT Act Notification.  Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act.

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Section 14.18 Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 14.19 No Impairment.  Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrowers pursuant to any statute presently in force or hereafter enacted.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

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(Signature Page to Credit and Security Agreement)

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

BORROWER:
EMERICHIP WALLA WALLA LLC, a Delaware limited liability company
By:  EMERITUS CORPORATION, a Washington corporation
Its: Sole Member
By: /s/ Eric Mendelsohn                                                   (SEAL)
 Eric Mendelsohn
 Senior Vice President Corporate Development

Address: 3131 Elliot Avenue, Suite 500 Seattle, WA 98121 Attention: Eric Mendelsohn Facsimile: (___) ___-____ E-Mail: eMendelsohn@emeritus.com

[SIGNATURES CONTINUE ON FOLLOWING PAGE(S)]

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(Signature Page to Credit and Security Agreement)

AGENT:	MIDCAP FUNDING VIII, LLC, a Delaware limited liability company By: /s/ Brett Robinson Brett Robinson Managing Director
Address: 7255 Woodmont Avenue, Suite 200 Bethesda, MD 20814 Attention: Account Manager for Emerichip at Garrison Creek Lodge Facsimile: 301-941-1450

Payment Account Designation:
SunTrust Bank
25 Park Place
Atlanta, Georgia 30303
ABA #:  061-000-104
Account Name:  MidCap Funding VIII, LLC
Account #:  1000143045606
Attention:  Account Manager for Emerichip at Garrison Creek Lodge

[SIGNATURES CONTINUE ON FOLLOWING PAGE(S)]

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(Signature Page to Credit and Security Agreement)

LENDERS:	MIDCAP FUNDING VIII, LLC, a Delaware limited liability company By: /s/ Brett Robinson Brett Robinson Managing Director
Address: 7255 Woodmont Avenue, Suite 200 Bethesda, MD 20814 Attention: Account Manager for Emerichip at Garrison Creek Lodge Facsimile: 301-941-1450

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ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES
Annex A	Commitment Annex
EXHIBITS
Exhibit A	Single Purpose Entity Requirements

Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Payment Notification
SCHEDULES
Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization
Schedule 3.6	Litigation
Schedule 3.15	Brokers
Schedule 3.17	Material Contracts
Schedule 3.18	Environmental Compliance
Schedule 4.4	Insurance Requirements
Schedule 5.1	Permitted Indebtedness; Permitted Contingent Obligations
Schedule 5.8	Transactions with Affiliates
Schedule 5.14	List of Deposit Accounts and Securities Accounts
Schedule 7.3	Post Closing Obligations
Schedule 8.1	Regulatory Disclosures
Schedule 8.2	Management Agreements

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Annex A to Credit Agreement (Commitment Annex)

Lender	Loan Commitment Amount	Loan Commitment Percentage
MidCap Funding VIII, LLC	$6,800,000.00	100%

TOTALS	$6,800,000.00	100%

Annex A – Page 1
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Exhibit A to Credit Agreement (Single Purpose Entity Requirements)

1. The Borrowers’ business and purposes are and will continue to be limited to the following:

(a) to enter into and perform its obligations under this Agreement and the other Operative Documents;

(b) to acquire, own, hold, lease, maintain, develop and improve the Projects;

(c) to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance or otherwise deal with the Projects to the extent permitted under the Financing Documents;

(d) to refinance the Projects in connection with a permitted repayment of the Loan; and

(e) to engage in any lawful act or activity and to exercise any powers permitted to entities of the type (e.g., limited partnerships, limited liability companies, corporations, as applicable to each Borrower) formed under the laws of the state of organization of such Person as of the date of this Agreement that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

2. Borrowers shall do (or cause to be done) all things necessary in order to preserve their existence to the fullest extent permitted by law.  Borrowers shall do (or cause to be done) all of the following:

(a) not own any asset or property other than (i) a fee interest in the Projects, and (ii) incidental personal property necessary for the ownership or operation thereof;

(b) not enter into any contract or agreement with any Affiliate of the Borrowers, any constituent party of the Borrowers, any guarantor or indemnitor under any of the Financing Documents or any Affiliate of any such constituent party or guarantor or indemnitor, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any such party;

(c) maintain their intention to remain solvent and pay their debts and liabilities (including, as applicable, shared personnel and overhead expenses) from their assets, to the extent of their assets, as the same shall become due;

(d) do or cause to be done all things necessary to observe organizational formalities of the Borrowers and preserve their existence, and not terminate or fail to comply with any of the provisions in this Section;

(e) maintain all of their books, records, financial statements and bank accounts separate from those of their Affiliates and any other person or entity; provided, however, that the Borrowers’ financial position, assets, results of operations and cash flows may be included in a consolidated financial statement of an Affiliate of the Borrowers in accordance with GAAP so long as any such consolidated financial statement contains a note indicating that the Borrowers and their Affiliates comprising the consolidated group are separate legal entities;

Exhibit A – Page 1
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(f) hold themselves out to the public as a legal entities separate and distinct from each other and from any other entity (including any Affiliate of the Borrowers, any guarantor or any constituent party of the Borrowers), correct any known misunderstanding regarding their status as a separate entities, conduct business in their own name, and not identify themselves or any of their Affiliates as a division or part of the other; provided, however, that all Borrowers shall be permitted to, and shall at all times, hold themselves out to the public as entities that operate as a common enterprise;

(g) to the extent of cash flow available from ownership of the Projects and other business of the Borrowers, intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of their size and character and in light of their contemplated business operations;

(h) not commingle the funds and other assets of the Borrowers with those of any Affiliate or constituent party, any guarantor or any other person, except for funds deposited into any lockbox accounts or other cash management arrangements required under this Agreement;

(i) maintain their assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party, any guarantor or any other person or entity;

(j) not permit any Affiliate or constituent party independent access to the Borrowers’ bank accounts;

(k) pay the salaries of their own employees, if any;

(l) compensate each of their consultants and agents, if any;

(m) maintain an arm’s-length relationship with their Affiliates;

(n) allocate fairly and reasonably shared expenses, if any, including shared office space;

(o) not pledge any of their assets for the benefit of any person or entity other than Agent;

(p) have no obligation to indemnify their equity owners or their respective officers, directors or members, as the case may be, except to the extent that payment of such obligation is fully subordinated to the payment of the Obligations; provided, however, the foregoing shall not apply where the indemnity is paid from third party funds, such as insurance proceeds;

(q) maintain records, books of account and bank accounts separate and apart from any other person or entity (other than any lockbox account or other cash management arrangement required hereunder); and file their own tax returns, if any, as may be required under applicable law, provided, however, that the Borrowers may file their federal tax return on a consolidated basis); and maintain their books, records, resolutions and agreements as official records; and

(r) not make any loans or advances to any third party, and not acquire obligations or securities of their Affiliates, except, in each case, as permitted under the Financing Documents.

3. So long as any Credit Exposure shall exist, the Borrowers shall not do (or cause to be done) any of the following, except to the extent otherwise permitted under the Financing Documents (if at all):

Exhibit A – Page 2
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(a) assume, guarantee, become obligated for, or hold themselves out to be responsible for the debts or obligations of any other person or entity or the decisions or actions respecting the daily business or affairs of any other person;

(b) engage, directly or indirectly, in any business other than the actions required or permitted to be performed under the Borrower’s Organizational Documents (as the same may be amended or supplemented from time to time with Agent’s consent);

(c) incur, create or assume any indebtedness other than the Loan;

(d) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any person or entity;

(e) form, acquire or hold any Subsidiary (whether corporate, partnership, limited liability company or other); or

(f) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger or sale of all or substantially all of their assets.

Exhibit A – Page 3
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Exhibit B to Credit Agreement (Form of Compliance Certificate)

COMPLIANCE CERTIFICATE

This Compliance Certificate is given by _____________________, a Responsible Officer of Emerichip Walla Walla LLC (“Borrower”), pursuant to that certain Credit Agreement dated as of July 13, 2012 among Borrower, the Lenders from time to time party thereto and MidCap Funding VIII, LLC, as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a) The financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrower as of the dates and the accounting period covered by such financial statements;

(b) I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrower during the accounting period covered by such financial statements, and  such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrower has taken, is undertaking and proposes to take with respect thereto;

(c) Borrower is in compliance with the covenants contained in Article 6 of the Credit Agreement and in any other Financing Documents, as demonstrated by the calculation of such covenants as evidenced on the worksheets attached hereto as Schedule 2, each of which are true, correct and complete for the monthly period ending ________________, 201__;

(d) Except as noted on Schedule 3 attached hereto, the Credit Agreement contains a complete and accurate list of all business locations of Borrower and all names under they currently conduct business, and specifically notes any changes in the names under which Borrower conducts business;

(e) Except as noted on Schedule 4 attached hereto, the undersigned has no knowledge of (i) any federal or state tax liens having been filed against Borrower or any Collateral, or (ii) any failure of  Borrower to make required payments of withholding or other tax obligations during the accounting period to which the attached statements pertain or any subsequent period;

(f)   Schedule 5.14 of the Credit Agreement contains a complete and accurate statement of all deposit or investment accounts maintained by Borrower;

(g) Except as described on Schedule 5 attached hereto:

(i) there are no current, pending or threatened proceedings relating to a condemnation or other public taking of any Project;

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(ii) no Project has suffered any casualty or other damage or loss of the type typically covered by hazard insurance;

(iii) all insurance required to be maintained by any applicable Credit Parties under the Credit Agreement is in force and premiums therefor have been paid as and when due, and no Credit Party has made any claims thereunder;

(iv) all real estate taxes or other assessments pertaining to such real property have been paid as and when due and Borrower maintains adequate reserves or escrows to pay all such taxes and assessments as they come due;

(v) the undersigned has no knowledge of any current, pending or threatened changes to the zoning classification or permitted uses of any Project; and

(h) Except as described in the Credit Agreement or in Schedule 6 attached hereto, the undersigned has no knowledge of any current, pending or threatened:

(i) litigation against Borrower;

(ii) inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrower;

(iii) default by Borrower under any Material Contract to which it is a party, including, without limitation, any Operating Lease; and

(iv) right of set-off, claim, counterclaim, withholding or other defenses to which any of the Collateral or Agent’s rights with respect to the Collateral are subject or that exist against such sums and Borrower’s obligations under the Financing Documents.

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IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this ____ day of ___________, 201__.

EMERICHIP WALLA WALLA LLC By: Name: Title: of Borrower Representative

Page
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Exhibit C to Credit Agreement (Form of Payment Notification)

PAYMENT NOTIFICATION

This Payment Notification is given by _____________________, a Responsible Officer of Emerichip Walla Walla LLC (“Borrower”), pursuant to that certain Credit Agreement dated as of July 13, 2012 among Borrower, the Lenders from time to time party thereto and MidCap Funding VIII, LLC, as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Please be advised that funds in the amount of $_____________ will be wire transferred to Agent on _________, 201_.  Such funds shall constitute [an optional] [a mandatory] prepayment of the Loan, with such prepayments to be applied in the manner specified in Section 2.1(e)(i).  Such mandatory prepayment is being made pursuant to Section ____ of the Credit Agreement.

Fax to MCF Operations 301-941-1450 no later than noon Eastern time

Note:	Funds must be received in the Payment Account no later than noon Eastern time for same day application.

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this ____ day of ___________, 201__.

EMERICHIP WALLA WALLA LLC By: Name: Title: of Borrower Representative

Exhibit C – Page 1
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Schedule 3.1 - Existence, Organizational Identification Numbers, Foreign Qualification, Prior Names

Emerichip Walla Walla LLC	Emeritus Corporation
State of Organization: Delaware	State of Organization: Washington
Foreign Qualification: Washington	Foreign Qualification: See attached
UBI #602-749-363	UBI #601-485-049
Prior Name: None	Prior Name: None

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Foreign Jurisdictions
AL	SC
AZ	TN
AR	TX
CA	UT
CO	VA
CT	VT
DE	WI
FL	WV
GA	WY
ID
IL
IN
IA
KS
KY
LA
MD
MA
MN
MS
MO
MT
ND
NE
NM
NV
NH
NJ
NY
NC
OH
OK
OR
PA

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Schedule 3.4 – Capitalization

Credit Party	Type of Company	Owner
Emerichip Walla Walla LLC	a Delaware limited liability company	Emeritus Corporation,
Emeritus Corporation	a Washington corporation	public entity

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Schedule 3.6 – Litigation

None.

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Schedule 3.15 – Brokers

None.

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Schedule 3.17 – Material Contracts

Master Lease and Management Agreement dated August 15, 2007, by and between Operator, as tenant, and Borrower, as landlord, as amended as of the date hereof.

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Schedule 3.18 – Environmental Compliance

None.

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Schedule 4.4 – Insurance Requirements

See attached certificates.

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Schedule 5.1 – Permitted Indebtedness; Permitted Contingent Obligations

None.

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Schedule 5.8 – Transactions with Affiliates

Master Lease and Management Agreement dated August 15, 2007, by and between Operator, as tenant, and Borrower, as landlord, as amended as of the date hereof.

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Schedule 5.14 – List of Deposit Accounts

Account Name                                            Emeritus Corporation dba Garrison Creek Lodge
Account Number                                           xxxxxxxxxx
Bank                                                            Wells Fargo
Bank Address                                             205 108th Avenue NE, Suite 600
                       Bellevue, WA 98004

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Schedule 7.3 – Post Closing Obligations

1.           On or before the thirtieth (30th) day following the Closing Date, Borrower shall provide file-stamped copies of UCC -3 terminations in connection financing statements naming Borrower, as debor, and Capmark Bank, as secured party, with the Delaware Secretary of State as Filing Number 73459293 and the recorder’s office of Walla Walla County, Washington as document number 2007-09943.

2.           On or before the thirtieth (30th) day following the Closing Date, Borrower and Principal shall execute and deliver an insurance side letter regarding the umbrella insurance policy maintained by Principal in order to address, among other things, the allocation of insurance premiums to the Project, which side letter shall be in form and substance acceptable to Agent.

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Schedule 8.1 – Regulatory Disclosures

None.

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Schedule 8.2 – Managers; Management Agreements

Emeritus Corporation pursuant to that certain Master Lease and Management Agreement dated August 15, 2007, by and between Emeritus Corporation and Borrower, as amended as of the date hereof.

Schedule 8.2 – Page 1
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